AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2007

  REGISTRATION STATEMENT NO. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DERYCZ SCIENTIFIC, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	2721	11-3797644
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employee Identification No.)

10990 Wilshire Blvd., Suite 1410
Los Angeles, California 90024
(310) 477-0354

(Address and telephone number of principal executive
offices and principal place of business)

Peter Derycz, Chief Executive Officer
10990 Wilshire Blvd., Suite 1410
Los Angeles, California 90024
(310) 477-0354

(Name, address and telephone number of Agent for Service)

COPY TO:

Addison Adams, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, $0.001 par value, held by current stockholders subject to this offering	4,500,000	$1.00	$4,500,000	$138.15
Common Stock underlying warrants held by current stockholders subject to this offering	2,450,000	$1.25	$3,062,500	$94.02

Total	6,950,000	$232.17
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED DECEMBER 28 , 2007

PROSPECTUS
DERYCZ SCIENTIFIC, INC.

6,950,000 shares of Common Stock

This prospectus covers the resale by selling security holders named on page 11 of up to 6,950,000 shares of our common stock, $0.001 par value, which includes:

●	4,500,000 shares of common stock issued pursuant to a private placement we completed on December 22, 2006;
●	2,250,000 shares of common stock underlying common stock purchase warrants we issued in connection with the private placement on December 22, 2006, at an exercise price of $1.25 per share; and
●	200,000 shares of common stock underlying placement agent warrants we issued in connection with the private placement on December 22, 2006, at an exercise price of $1.25 per share.

This is our initial registration of common stock. Our securities are not currently listed on any securities exchange, nor are they quoted on the Over-the-Counter Electronic Bulletin Board. Until our securities are quoted on the Over-the-Counter Electronic Bulletin Board or are listed on an exchange, they will sell at fixed prices. The initial offering price is $1.00. Once our securities are quoted on the Over-the-Counter Electronic Bulletin Board or are listed on an exchange, they will sell at prevailing market prices or at privately negotiated prices.

These securities will be offered for sale by the selling security holders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares. However, if all of the warrants are exercised for cash (and assuming there are no adjustments to the purchase price prior to exercise) we will receive $3,062,500 in gross proceeds.  If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling security holders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled “Description of Securities.”

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING AT PAGE 3

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2008.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. Unless the context otherwise requires, references in this prospectus to “we,” “us,” or “our,” refer to Derycz Scientific, Inc., its wholly owned subsidiary, Reprints Desk, Inc. , and its majority owned subsidiary, Pools Press, Inc.

Overview

Derycz Scientific, Inc. (“Derycz” or “Derycz Scientific” or “we”) is a privately held holding company with one wholly owned subsidiary, Reprints Desk, Inc. (“Reprints” or “Reprints Desk”) and one majority owned subsidiary, Pools Press, Inc. (“Pools” or “Pools Press”).  Derycz, through Reprints and Pools, offers a full life cycle of content re-purposing solutions. Specifically, Derycz serves as a “one-stop” liaison between content producers, such as publishers of scientific journals, and content users, such as marketing departments or researchers.  We provide copyright compliant copies of  published content, such as articles from published journals, to the content users in either electonic or hard copy form.  Our service alleviates the need for the content users to contact any publisher or obtain permissions themselves.   At the same time, Derycz provides content producers with the opportunity to increase revenue from the sales of materials within their existing library of published works without needing to advertise a reprints service, establish a dedicated reprints sales force, arrange for delivery of reprinted materials or provide multiple tailored copyright waivers to end users based on the intended usage of the reprinted materials.  Pools Press offers a range of commercial printing products, focused on publishers, including production of reprints.

We believe that such a service will become more valuable as companies increasingly view published articles as useful marketing and information dissemination tools.  Published articles can provide an independent third-party endorsement of a company or its products or services. Articles can also describe the science behind a product or its effectiveness more thoroughly than traditional advertising.  This trend is occurring across all business sectors as consumers and professionals are becoming increasingly sophisticated and want more information about the products and services they buy.  Standard aggressive advertising is increasingly viewed as insulting and intrusive. Educational marketing is on the rise and published content is increasingly being used to fill the education gap.  Single copies of published articles are also used by these same companies and other companies for research and regulatory purposes.

According to The Kaufman Wills Group, between 4%-15% of any given publisher’s revenue comes from re-purposed content sales (i.e., reprints). We believe that reprints are an underutilized source of revenue for many publishers.  Most publishers do not have an internal full-service reprints operation and in many cases it would not be cost effective to establish one.  Moreover, there is currently a great deal of fragmentation within the publishing industry, such that prospective users need to contact many different individual publishers in order to retrieve published content for third party purposes. Derycz eliminates the need for a publisher to establish or maintain internal reprints operations by partnering with thousands of publishers and having their published content under a single roof.  Content users will only need to go to one website or contact one sales representative to obtain published materials, regardless of the publisher. This “outsourced” efficiency will make it easier for content providers to sell customized published materials and for end users to obtain it.  We anticipate that this will lead to an increase in the number of reprints sold by making it easier for end users to access publishers’ content in the form of reprints.

Common re-purposed content uses:

The most common customized usages for published materials are:

•	Product and company websites and intranets,
•	Edu-marketing campaigns,
•	Sales and marketing,
•	Distributable materials at trade shows and conferences,
•	Media press kits,
•	Investor relations materials,
•	Continuing education,
•	College coursepacks,
•	Research, and
•	Regulatory filings

We have established all of the necessary components to facilitate sales and purchases of published materials to satisfy the demand for the above listed end-products as well as many others.

Growth Strategy

Our goal is to become the leading provider of repurposed content in the United States and Europe.  We intend to expand our sales though leveraging our position in the industry with the introduction of new products that will make our service and products become even more seamless and add more value.  We also intend to make strategic acquisitions within the content re-use, niche publishing and content aggregation sectors, both in the United States and abroad.

Management

Both Derycz and Reprints were founded by Peter Derycz. Mr. Derycz previously founded Infotrieve, Inc. a leading after-market content distribution company serving the research and development needs of top pharmaceutical companies worldwide.

With Derycz, Mr. Derycz brings together a team of content professionals who have over 50 years experience in the information industry between them. They draw from their backgrounds in information & library science, document delivery, reprint management, brand marketing solutions, copyright licensing and commercial printing.

Corporate Information

Reprints Desk, Inc. was incorporated in the State of Delaware in January 2006.  Since inception, Reprints’ efforts focused around the single mission of helping make effective use of published articles to enhance marketing communication and educational sales efforts.  Reprints began generating revenue in April 2006.  Derycz Scientific, Inc. was incorporated in the State of Nevada in November 2006 and has acquired all of the outstanding shares of Reprints.  Derycz Scientific purchased a majority interest in Pools Press, Inc., an Illinois corporation, in February 2007.  Pools is a commercial printer with expertise in reprint production.

Our corporate headquarters are located in Los Angeles, California.  Our telephone number is (310) 477-0354.  Our website is located at www.reprintsdesk.com.  Information on our website is not part of this Registration Statement.

The Offering

We are registering 6,950,000 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders.” The shares included in the table identifying the selling security holders consist of:

●	4,500,000 shares of common stock issued pursuant to a private placement we completed on December 22, 2006;
●	2,250,000 shares of common stock underlying common stock purchase warrants we issued in connection with the private placement on December 22, 2006, at an exercise price of $1.25 per share; and
●	200,000 shares of common stock underlying placement agent warrants we issued in connection with the private placement on December 22, 2006, at an exercise price of $1.25 per share.

The shares issued and outstanding prior to this offering consist of 12,561,813 shares of common stock and do not include:

•	530,000 shares subject to options granted to certain employees and a consultant for services rendered.

•	970,000 shares of common stock reserved for issuance under our 2007 Equity Compensation Plan, which have not been issued.

•	2,450,000 common stock purchase warrants as described above.

•	90,000 shares of common stock that may be issued in connection with the purchase of a customer list based on the amount of revenue generated from that list over the first year.

The shares of common stock offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution.” We will not receive any of the proceeds from those sales. Should the selling security holders, in their discretion, exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling security holders, or that any of the common share purchase warrants underlying the common shares offered under this prospectus will be exercised.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes that are included elsewhere in this prospectus.

We derived the summary consolidated statement of operations data for the year ended June 30, 2007 and the period from January 6, 2006 (Inception) to June 30, 2006 from our audited financial statements and notes thereto that are included elsewhere in this prospectus.  We derived the consolidated statement of operations data for the three months ended September 30, 2007 and 2006 and the consolidated balance sheet data as of September 30, 2007 from our unaudited financial statements that are included elsewhere in the prospectus.  The unaudited interim financial statements have been prepared on the same basis as our audited annual financial statements and, in our opinion, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of operations for the periods ended September 30, 2007 and 2006 and our financial condition as of  September 30, 2007.  The historical results are not necessarily indicative of the results to be expected for any future periods and the results for the three months ended September 30, 2007 should not be considered indicative of results expected for the full fiscal year.

				Period from
			Year	January 6,
	Three Months Ended		Ended	2006 (Inception)
Statement of Operations Data:	September 30,		June 30,	To June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Revenues	$2,251,086	$245,782	$3,850,746	$478,600
Gross Profit	439,515	64,666	597,626	28,742
Operating Expenses	462,985	136,812	1,100,243	145,961
Operating Loss	(23,470)	(72,146)	(502,617)	(117,219)
Other (income) expense, net	(27,145)	-	(87,126)	-
Net Income (Loss)	3,675	(72,146)	(415,491)	(117,219)
Net Income (Loss) per share
Basic and diluted	$0.00	$(0.01)	$(0.04)	$(0.01)
Weighted average shares outstanding:	-	-	-	-
Basic and diluted	12,500,003	8,000,003	10,625,003	8,000,003

	September 30,	June 30,
Balance Sheet Data:	2007	2007
	(Unaudited)	(Unaudited)
Current Assets	$4,564,312	$4,665,613
Total Assets	5,568,440	5,603,584
Current Liabilities	1,310,786	1,438,857
Long-term Liabilities, less current portion	87,200	-
Stockholders’ equity	3,968,024	3,964,349

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

WE ARE AN EARLY STAGE COMPANY WITH A LIMITED OPERATING HISTORY.

Reprints, our main operating subsidiary, was incorporated in January 2006 and only started procuring reprinted articles in April 2006.  Our operations are subject to all of the risks inherent in the establishment of a new business enterprise.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and all delays frequently encountered in connection with the formation of a new business, the commencement of operations and the competitive environment in which we intend to operate.  For the year ended June 30, 2007, we had sales of $3,850,746 and a loss of $415,491.  At June 30, 2007, we had stockholders’ equity of  $3,964,349.  See  Financial Statements for the Year ended June 30, 2007.  For the quarter ended September 30, 2007, we had sales of $2,251,086 and net income of $3,675.  At September 30, 2007, we had stockholders’ equity of  $3,968,024.  Our ability to implement a successful business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business or make a profit.

 WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS WITHOUT ADDITIONAL FUNDING.

We may not have sufficient funds to continue as a going concern unless we are able to increase our current net income to higher levels with positive cash flow.  Since we recently commenced operations, we may not have anticipated all developments and problems that may occur and the amount of time and capital required to become profitable and cash flow positive. We may need additional funds to continue our operations, and we may not be able to obtain such funding on terms favorable to or affordable by the Company, if at all.

To date, we have financed our operations through equity financing.  For the foreseeable future, we intend to fund our operations and capital expenditures from limited cash flow from operations and our cash on hand. If our capital resources are insufficient, particularly if we pursue acquisition opportunities, we will have to raise additional funds through equity or debt financing. We may need additional funds to react to unforeseen difficulties or to respond to competitive pressures.  Our ability to arrange future financing from third parties will depend upon our perceived performance and market conditions.  Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business.

 If we choose to raise additional funds through the issuance of equity securities, our shareholders may experience significant dilution of their ownership interest, and holders of the additional equity securities may have rights senior to those of the holders of our common stock.  If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. Debt service may also cause a strain on our cash flow and impair our business operations.

IF WE ARE UNABLE TO EXPAND OUR PRODUCT LINE, WE MAY NOT GENERATE SUFFICIENT REVENUE TO BECOME PROFITABLE.

At present, we offer only reprints and e-copies of published materials that cater primarily to the life science industries. While we intend to offer additional content, we can not guarantee that we will be able to do so. Moreover, the commercial acceptance of reprinted materials to companies not focused on the life sciences remains unknown and our future growth will be much slower if the use of reprints in other industries does not increase.

IF WE ARE UNABLE TO SECURE CONTENT FROM PUBLISHERS, WE WILL BE UNABLE TO GENERATE SUFFICIENT SALES TO BECOME PROFITABLE.

Derycz currently secures content from publishers in the following manners, in order of preference and importance:   direct agreements with publishers to act as an agent for their content;  by obtaining rights through established third parties such as the Copyright Clearance Center and; by contacting publishers regarding individual articles and purchasing the content through their existing content reselling operations.  There are currently no major obstacles in accessing publishers’ content.  However, it should be noted that some content repurposing agencies are competitors of Derycz, and some of these agencies may have exclusive representation rights for a publisher’s content.  These agencies could make it difficult for us to obtain a publisher’s content in the future.

IF A CUSTOMER VIOLATES THE RE-USE RIGHTS GRANTED BY A PUBLISHER OR IF WE MAKE AN ERROR, WE COULD INCUR LOSSES FOR COPYRIGHT VIOLATIONS.

We currently acquire and pay for content re-use rights directly through the publisher or a third party.  These rights are then forwarded to our customer.  The customer may violate the rights they have purchased through us.  For example, a customer may take an electronic copy of an article and reproduce it in quantities above and beyond the quantities that have been licensed.  It is also possible, through staff error or neglect, that reproductions of content are made above and beyond the quantities that have been licensed.  In either case, we could be sued by the publisher for copyright infringement and incur losses.

WE ARE A NEW COMPANY AND FACE POTENTIAL COMPETITION FROM LARGER COMPANIES WITH GREATER ACCESS TO CAPITAL.

We compete with companies in the following segments.  All of our competitors are larger than us, and have been in business for a longer time.

Publisher Services companies– These companies are primarily printing shops that offer to manage a publisher’s reprints business in addition to providing their main subscription printing needs.  (Reprint Services, Reprint Management Services, PARS, Reprint Department, Foster Reprints, Sheridan Reprints, Cadmus).

Media Buyers– These companies aggregate advertising “buy” and obtain a publisher discount, sometimes including reprints as part of their “buy.”  (Compas).

Rights Management companies– These companies offer a turnkey rights management service online for publishers (iCopyright, Copyright Clearance Center).

Publisher In-House Capabilities– Some large publishers have developed in-house capabilities to service the content re-use market.

Content Aggregators– Companies that focus on content aggregation (Scoop Reprint Source, Infotrieve, Lisa Abelson).

IF THE UNAUTHORIZED USES OF PUBLISHED CONTENT BECOMES MORE WIDESPREAD AND ACCEPTED, WE WILL BE UNABLE TO SELL THE CONTENT THAT END-USERS WILL BE ABLE TO ACCESS AT NO COST.

 Some organizations, through negligence or willful misconduct, make illegal reproductions of published content.  For example, a company may receive favorable mention in a particular publication, then proceed to make copies of the article for their prospective customers and investors without obtaining proper rights.  If this practice becomes more widespread and accepted, the market for our products will be reduced.

IF THERE ARE SIGNIFICANT INTERRUPTIONS OF THE INTERNET, OUR ABILITY TO FUNCTION WILL BE MATERIALLY HARMED.

We rely on the Internet to communicate with our customers and suppliers as well as to operate our internal production system.  Major disruptions to the Internet will harm the Company’s business.

WE ARE DEPENDENT ON  TWO  LARGE CUSTOMERS.

Approximately 26% of our revenues for the year ended June 30, 2007 were derived from our two largest customers.  Loss of any of these customers would significantly reduce our revenues.  We can provide no assurance that these customers will continue to place orders in the future.

WE ARE DEPENDENT FOR OUR SUCCESS ON A FEW KEY EXECUTIVE OFFICERS. OUR INABILITY TO RETAIN THOSE OFFICERS WOULD IMPEDE OUR BUSINESS PLAN AND GROWTH STRATEGY, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

Our success depends on the skills, experience and performance of key members of our management team. We are heavily dependent on the continued services of Peter Derycz, our President. We currently have employment agreements with the members of our senior management team, including Mr. Derycz. If their services were to become unavailable to the Company, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN TECHNICAL PERSONNEL, SALES AND MARKETING PERSONNEL AND OTHER SKILLED MANAGEMENT.

Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical personnel, sales and marketing personnel and skilled management could adversely affect our business. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

THE RELATIVE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM MAY PUT US AT A COMPETITIVE DISADVANTAGE.

Other than our President, the rest of our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002.  Such responsibilities include complying with Federal securities laws and making required disclosures on a timely basis.  Our senior management may not be able to implement and effect programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

WE MAY BE UNABLE TO RETAIN OR ATTRACT QUALIFIED OFFICERS AND DIRECTORS, WHICH COULD ADVERSELY AFFECT THE MANAGEMENT OF OUR BUSINESS AND OUR ABILITY TO OBTAIN OR RETAIN LISTING OF OUR COMMON STOCK.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the Company will not be managed effectively and the business could fail.

OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING MAY NOT BE EFFECTIVE, AND OUR INDEPENDENT AUDITORS MAY NOT BE ABLE TO CERTIFY THEIR EFFECTIVENESS, WHICH COULD HAVE A SIGNIFICANT AND ADVERSE EFFECT ON OUR BUSINESS.

After the effectiveness of our registration statement, we will be subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, would then incur additional expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting.  Our independent auditors have not attested to our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC.  We have never performed the system and process evaluation and testing required to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of June 30, 2009.  Our lack of familiarity with Section 404 may require significant amounts of management’s time and resources.  If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Risks Related to Acquisition Strategy

WE MAY NOT BE ABLE TO ACQUIRE OTHER COMPANIES ON SATISFACTORY TERMS OR AT ALL.

Our business strategy includes pursuing acquisitions. Nonetheless, we cannot assure you that we will identify suitable acquisitions or that such acquisitions can be made at an acceptable price. If we acquire additional businesses, those businesses may require substantial capital. We cannot assure you that we will be able to obtain such capital or that financing options will be available in amounts and on terms that we deem acceptable. In addition, future acquisitions could result in us incurring debt and contingent liabilities. We cannot assure you that we will be successful in consummating future acquisitions on favorable terms or at all.

THE INTEGRATION OF ACQUIRED BUSINESSES MAY RESULT IN SUBSTANTIAL COSTS, DELAYS AND OTHER PROBLEMS.

Our future performance may depend heavily on our ability to integrate the businesses that we acquire. To integrate newly acquired businesses we must integrate production facilities and extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. We may not be able to successfully integrate acquired businesses or realize projected cost savings and synergies in connection with those acquisitions on the timetable contemplated or at all.

Furthermore, the costs of businesses that we acquire could significantly impact our short-term operating results. These costs could include restructuring charges associated with the acquisitions; and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs.

The integration of newly acquired businesses will require the expenditure of substantial managerial, operating, financial and other resources and may also lead to a diversion of management's attention from other business concerns.

Until we assume operating control of the businesses we purchase, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities. Once we acquire a business, we are faced with risks, including:

•	the possibility that we have acquired substantial undisclosed liabilities;

•	the risks of entering markets in which we have limited or no prior experience;

•	the potential loss of key employees or customers as a result of changes in management; and

•	the possibility that we may be unable to recruit additional managers with the necessary skills to supplement the management of the acquired businesses.

We may not be successful in overcoming these risks.

A MARKET MAY NEVER DEVELOP FOR OUR STOCK.

We are currently a privately held corporation and our stock is not traded on any market or exchange.  Despite our best efforts, our stock may never trade on any market or exchange and our shareholders may never be able to sell their shares.  Although it is our intention to seek sponsorship from a market maker for quotation of our securities on the OTC Bulletin Board or other electronic market or exchange, we can provide no assurance that a public market will ever develop for our securities

THIS PROSPECTUS CONTAINS FORECASTS, WHICH MAY NOT BE RELIABLE AND MAY NOT BE INDICATIVE OF OUR FUTURE PERFORMANCE.

This Registration Statement contains summary forecasts of the Company.  These forecasts are based upon a number of estimates and assumptions which, although presently considered reasonable, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and upon assumptions with respect to future business decisions which are subject to change.

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS BY US MAY DISCOURAGE STOCKHOLDERS FROM BRINGING SUIT AGAINST A DIRECTOR.

Our articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our articles of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, AND WE MAY NEVER PAY DIVIDENDS.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.  Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our Common Stock may be limited by state law.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS OWN OR CONTROL 65%  OF OUR OUTSTANDING COMMON STOCK, WHICH MAY LIMIT THE ABILITY OF OUR OTHER SHAREHOLDERS, WHETHER ACTING ALONE OR TOGETHER, TO PROPOSE OR DIRECT THE MANAGEMENT OR OVERALL DIRECTION OF OUR COMPANY.  ADDITIONALLY, THIS CONCENTRATION OF OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF OUR COMPANY THAT MIGHT OTHERWISE RESULT IN RECEIVING A PREMIUM OVER THE MARKET PRICE FOR SHARES OF COMMON STOCK.

Approximately 65% of our outstanding shares of Common Stock, are owned and controlled by a group of insiders, including our directors and executive officers.  Such concentrated control of the Company may adversely affect the price of our Common Stock.  Our principal shareholders may be able to control matters requiring approval by our shareholders, including the election of directors, mergers or other business combinations.  Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our Common Stock in the event we merge with a third party or enter into different transactions which require shareholder approval.  These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock.  In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.  Accordingly, the existing principal shareholders together with our directors and executive officers will have the power to control the election of our directors and the approval of actions for which the approval of our shareholders is required.

UPON EFFECTIVENESS OF THE REGISTRATION STATEMENT, WE WILL OPERATE AS A PUBLIC COMPANY SUBJECT TO EVOLVING CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE REGULATIONS THAT MAY RESULT IN ADDITIONAL EXPENSES AND CONTINUING UNCERTAINTY REGARDING THE APPLICATION OF SUCH REGULATIONS.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related rules and regulations, are creating uncertainty for public companies.  We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional compliance costs we may incur or the timing of such costs.  These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by courts and regulatory and governing bodies.  This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  Maintaining appropriate standards of corporate governance and public disclosure may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, if we fail to comply with new or changed laws, regulations and standards, regulatory authorities may initiate legal proceedings against us and our business and our reputation may be harmed.

WE WILL INCUR INCREASED COSTS AND COMPLIANCE RISKS AS A RESULT OF BECOMING A PUBLIC COMPANY.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company.  We will incur costs associated with our public company reporting requirements.  We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the National Association of Securities Dealers (“NASD”).  We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management.  The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements.  The Public Company Accounting Oversight Board, or PCAOB, has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404.  We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe.  Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment.  Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

IF WE FAIL TO MAINTAIN THE ADEQUACY OF OUR INTERNAL CONTROLS, OUR ABILITY TO PROVIDE ACCURATE FINANCIAL STATEMENTS AND COMPLY WITH THE REQUIREMENTS OF THE SARBANES-OXLEY ACT OF 2002 COULD BE IMPAIRED, WHICH COULD CAUSE OUR STOCK PRICE TO DECREASE SUBSTANTIALLY.

Since prior to this Offering we have operated as a private company without public reporting obligations, we have committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company.  Recently, we have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with becoming a public company, when and as such requirements become applicable to us.  Prior to taking these measures, we did not believe we had the resources and capabilities to do so.  We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company.  We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof.  If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us.  Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

Risks Relating to this Offering and Ownership of Our Securities

IF A PUBLIC MARKET FOR OUR COMMON STOCK DEVELOPS, WE EXPECT TO EXPERIENCE VOLATILITY IN THE PRICE OF OUR COMMON STOCK. THIS MAY RESULT IN SUBSTANTIAL LOSSES TO INVESTORS IF THEY ARE UNABLE TO SELL THEIR SHARES AT OR ABOVE THEIR PURCHASE PRICE.

If a public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the indefinite future due to a number of factors, including:
•
our status as a development stage company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

•	announcements of new products and services by us or our competitors;
•	the timing and development of our products;
•	general and industry-specific economic conditions;
•	actual or anticipated fluctuations in our operating results;
•	our capital commitments; and
•	the loss of any of our key management personnel.

In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of the securities of developing companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK, SO YOU MAY BE UNABLE TO LIQUIDATE YOUR SHARES IF YOU NEED MONEY.

Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop following this offering due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our common shares will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our common stock is not active.

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

There are currently outstanding as of December 27, 2007, 12,561,813 shares of common stock. Upon effectiveness of this offering, all of our outstanding shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

In addition, we have issued warrants to purchase 2,450,000 shares of our common stock that, upon effectiveness of this offering, would be freely tradable upon the exercise of such warrants.
We intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register approximately 1,500,000 shares of our common stock underlying options to be granted to our officers, directors, employees and consultants pursuant to a stock incentive plan, 530,000 of which have been granted. The shares issuable upon exercise of the options, if issued in accordance with the plan, will be eligible for immediate sale in the public market, subject to volume limitations.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST AND VOTING RIGHTS.

Our articles of incorporation currently authorizes our board of directors to issue up to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of December 21, 2007, after taking into consideration our outstanding shares of common stock, warrants and options, our board of directors will be entitled to issue up to at least 84,368,187 additional shares of common stock and 20 million preferred stock. The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval, upon such terms (and in the case of the preferred stock, with such rights, preferences and privileges) as it determines to whomever it determines, including persons or entities who would help present management maintain control.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WILL CONTINUE TO OWN A SIGNIFICANT PERCENTAGE OF OUR STOCK AFTER THE OFFERING, AND AS A RESULT, THE TRADING PRICE FOR OUR SHARES MAY BE DEPRESSED AND THESE STOCKHOLDERS CAN TAKE ACTIONS THAT MAY BE ADVERSE TO YOUR INTERESTS.

After the offering, our principal stockholders, executive officers and directors will, in the aggregate, beneficially own approximately 63% of our common stock. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the affect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.

THE PRICE OF THE COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS HAS BEEN ARBITRARILY DETERMINED. YOU MAY NOT RELY ON THIS PRICE AS AN INDICATION OF THE PURCHASE PRICE.

The price of the common stock offered for sale by the selling security holders was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. As of December 21, 2007, we had 12,561,813 shares of common stock outstanding and the book value of each share was nominal. Moreover, the price of our common stock may decline after the offering.

WE WILL BE SUBJECT TO THE PENNY STOCK RULES ONCE OUR COMMON STOCK BECOMES ELIGIBLE FOR TRADING. THESE RULES MAY ADVERSELY AFFECT TRADING IN OUR COMMON STOCK.

We expect that our common stock will be a “low-priced” security under the “penny stock” rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Cautionary Language Regarding Forward-Looking Statements and Industry Data

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond the Company’s control.  The Company’s actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus.  Important factors that may cause actual results to differ from projections include:

•	Adverse economic conditions;

•	Inability to raise sufficient additional capital to operate Reprints’ business;

•	Unexpected costs and operating deficits, and lower than expected sales and revenues;

•	Adverse results of any legal proceedings;

•	Inability to enter into acceptable relationships with one or more publishers and the failure of such publishers to produce content of an acceptable quality and offer it at a reasonable price;

•	The volatility of Derycz’s operating results and financial condition;

•	Inability to attract or retain qualified senior management personnel, including sales and marketing personnel; and

•	Other specific risks that may be alluded to in this prospectus.

All statements, other than statements of historical facts, included in this prospectus regarding the Company’s growth strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements.  When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements speak only as of the date of this prospectus.  The Company undertakes no obligation to update any forward-looking statements or other information contained herein.  Potential investors should not place undue reliance on these forward-looking statements.  Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, the Company cannot assure potential investors that these plans, intentions or expectations will be achieved.  The Company discloses important factors that could cause the Company’s actual results to differ materially from its expectations under “Risk Factors” and elsewhere in this prospectus.  These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

Information regarding market and industry statistics contained in this prospectus is included based on information available to the Company that it believes is accurate.  It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis.  The Company has not reviewed or included data from all sources, and the Company cannot assure potential investors of the accuracy or completeness of the data included in this prospectus.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  The Company has no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.  See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders. Should the selling security holders holding warrants choose, in their sole discretion, to exercise any of their warrants for cash, we would receive the proceeds from the exercise price. We intend to use the proceeds from the exercise of warrants by the selling security holders for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common stock. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. The factors considered were:

•	Our relatively short operating history;
•	Our cash requirements; and
•	The price that we believe a purchaser is willing to pay for our shares.

We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the offering price.

The selling stockholders will sell our shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling security holders who may sell their shares under this prospectus from time to time. No selling security holder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, except for Bristol Investment Fund Ltd., whose Counsel is also our CFO, Secretary and General Counsel, and from which we lease our office space, and Mssrs. Nimish Patel and Erick E. Richardson, who are partners of the firm Richardson & Patel LLP, our outside legal counsel.

The following table also provides certain information with respect to the selling security holders’ ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling security holders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

Some of the selling security holders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling security holder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. See our discussion entitled "Plan of Distribution" for further information regarding the selling security holders’ method of distribution of these shares.
Name of Selling Security Holders	Number of Shares Owned Before Offering	Number of Shares Being Offered (1)	Number of Shares Owned After Offering (2)	Percentage Owned After Offering (3)

Jason Adelman and Cass Adelman JTWROS ***	37,500	37,500	0	*
Antoine Alloggia	1,500	1,500	0	*
Marie Alloggia	1,500	1,500	0	*
Alpha Capital Anstalt (4)	600,000	600,000	0	*
Apex Investment Fund Ltd (5)	150,000	150,000	0	*
B&R Richie's (6)	75,000	75,000	0	*
Joseph Bashoura	1,500	1,500	0	*
Bristol Investment Fund Ltd (7)	4,560,910	750,000	3,810,910	34.3%
D. Paul Cohen Retirement Plan (8)	18,750	18,750	0	*
Cranshire Capital LP (9)	375,000	375,000	0	*
Crescent International Limited (10)	450,000	450,000	0	*
John B. Davies	37,500	37,500	0	*
Steven B. Dunn	7,500	7,500	0	*
EGATNIV, LLC (11)	75,000	75,000	0	*
J. Steven Emerson	300,000	300,000	0	*
John W. Galuchie, Jr. ***	7,500	7,500	0	*
GlennAllen Global Access LP (12)	150,000	150,000	0	*
James W. Heavener	300,000	300,000	0	*
High Tide LLC (13)	75,000	75,000	0	*
Impressive Ventures Group Inc. (14)	75,000	75,000	0	*
JMG Capital Partners (15)	375,000	375,000	0	*
JMG Triton Offshore Fund (16)	375,000	375,000	0	*
Karen Kang	7,500	7,500	0	*
Peter and Donna Kash JTWROS ***	75,000	75,000	0	*
Joshua Kazam	75,000	75,000	0	*
John M. Macaluso Revocable Trust	300,000	300,000	0	*
Marketbyte LLC Defined Benefit & Trust (17)	75,000	75,000	0	*
Joseph H. Merback & Tema N. Merback Co-Trustees FBO Merback Family Trust - UTD 8/30/89 ***	150,000	150,000	0	*
MM & B Holdings, a California general partnership (18)	450,000	450,000	0	*
The Muhl Family Trust est. October 11, 1995 (19)	75,000	75,000	0	*
David Mun-Gavin	75,000	75,000	0	*
Christopher G. Niklas ***	7,500	7,500	0	*
Nite Capital LP (20)	225,000	225,000	0	*
Nimish Patel (21)	37,500	37,500	0	*
Ramsdell Family Trust UAD 7/7/94 (22)	15,000	15,000	0	*
Erick E. Richardson (23)	37,500	37,500	0	*
Steven Ritcheson and Renata Ritcheson JTWROS	75,000	75,000	0	*
Nadine Rousseau	1,500	1,500	0	*
Charles B. Runnels & Amy Jo. Runnels TTEES Charles B. Runnels Fmaily Trust DTD 10/14/93	15,000	15,000	0	*
G. Tyler Runnels and Jasmine Niklas Runnels TTEE The Runnels Family Trust DTD 1/11/2000	99,750	99,750	0	*
Richard Frank Siegersma	1,500	1,500	0	*
Sufran Investments Ltd (24)	37,500	37,500	0	*
Jennifer A. Sun ***	1,500	1,500	0	*
Sungate Trust II (25)	300,000	300,000	0	*
Whalehaven Capital Fund Limited (26)	375,000	375,000	0	*
TR Winston & Company, LLC (27) **	200,000	200,000	0	*

TOTAL	10,760,910	6,950,000	3,810,910
_____________________

*	Indicates less than one percent.
**	Denotes broker-dealer.
***	Denotes associate of broker-dealer.

(1)	Except where otherwise indicated, one third of such shares represent shares issuable upon exercise of warrants at an exercise price of $1.25 per share.

(2)	Assumes that all shares offered hereby will be resold by the selling security holders after this offering

(3)	Percentage based upon 12,561,813 shares of common stock outstanding as of December 21, 2007.

(4)	The natural person with voting and investment control over the shares held by the selling security holder is Konrad Ackerman.

(5)	The natural person with voting and investment control over the shares held by the selling security holder is Susan E. Fairhurt.

(6)	The natural person with voting and investment control over the shares held by the selling security holder is Bradley Ross.

(7)
Includes 1,810,910 shares held by Bristol Capital, LLC and 250,000 shares underlying warrants exercisable at $1.25 per share which are being offered for sale. Our CFO is an employee with the selling security holder.  The natural person with voting and investment control over the shares held by the selling security holder is Paul Kessler.

(8)	The natural person with voting and investment control over the shares held by the selling security holder is D. Paul Cohen.

(9)	The natural person with voting and investment control over the shares held by the selling security holder is Mitchell P. Kopin.

(10)	The natural person with voting and investment control over the shares held by the selling security holder is Maxi Brezzi.

(11)	The natural person with voting and investment control over the shares held by the selling security holder is Seth Farbman.

(12)	The natural person with voting and investment control over the shares held by the selling security holder is Glenn A. Areitman.

(13)	The natural person with voting and investment control over the shares held by the seller security holder is G Tyler Runnels.

(14)	The natural person with voting and investment control over the shares held by the selling security holder is Scott MacCaughern.

(15)	The natural person with voting and investment control over the shares held by the selling security holder is Jonathan Glaser

(16)	The natural person with voting and investment control over the shares held by the selling security holder is Jonathan Glaser.

(17)	The natural person with voting and investment control over the shares held by the selling security holder is Laurence D. Isen.

(18)	The natural person with voting and investment control over the shares held by the selling security holder is Bryan Ezralow

(19)	The natural person with voting and investment control over the shares held by the selling security holder is Phillip Muhl.

(20)	The natural person with voting and investment control over the shares held by the selling security holder is Keith A. Goodman

(21)	The natural person with voting and investment control over the shares held by the selling security holder is W. Robert Ramsdell Jr.

(22)	Nimish Patel is a partner of Richardson & Patel LLP, our legal counsel.

(23)	The natural person with voting and investment control over the shares held by the selling security holder is P. A. Gordon.

(24)	Erick E. Richardson is a partner of Richardson & Patel LLP, our legal counsel.

(25)	The natural person with voting and investment control over the shares held by the selling security holder is J. Brock McClane.

(26)	The natural person with voting and investment control over the shares held by the selling security holder is Evan Schemnauer.

(27)	The natural person with voting and investment control over the shares held by the selling security holder is G. Tyler Runnels.

PLAN OF DISTRIBUTION

We are registering shares of our common stock for resale by the selling security holders identified in the section above entitled “Selling Security Holders.” Each selling security holder is free to offer and sell his or her common stock at such times, in such manner and at such prices as he or she may determine. As used in this prospectus, “Selling Security Holders” includes the pledges, donees, transferees or others who may later hold the selling security holders’ interests in our common stock. We will pay the costs and fees of registering the common stock, but each selling security holder will pay his or her own brokerage commissions, discounts or other expenses relating to the sale of the common shares. We will not receive the proceeds from the sale of the shares by the selling security holders, except in the event that a selling security holder exercises any warrants for cash. Although the selling security holders are not required to exercise the warrants, if they do so we will receive the proceeds from a cash exercise.  The warrants may also be exercised on a cashless basis from which we would receive no proceeds if, at the time of exercise, the warrant shares have not been subject to an effective registration statement for a 45-consecutive day period. At the time any person proposes to use this prospectus in connection with the sale of common stock, such person must be named as a selling security holder and all disclosures in this prospectus must be in compliance with Item 507 of Regulation S-B of the Securities Act of 1933, as amended. We will make supplements to this prospectus to accomplish such updates.

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions. As of the date of this prospectus, the shares of Derycz common stock are not listed on any stock exchange or quoted on any quotation service, including, but not limited to NASDAQ or the Over-the-Counter Bulletin Board. There is no guarantee that the shares of Derycz common stock will ever be listed or quoted on any stock exchange, market or trading facility.

Once our shares are listed on an exchange or quoted on the Over-the-Counter Bulletin Board, the selling security holders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
·	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
·	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
·	an exchange distribution in accordance with the rules of the applicable exchange;
·	privately negotiated transactions;
·	settlement of short sales;
·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
·	a combination of any such methods of sale;
·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
·	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In the event broker-dealers purchase shares offered as principal and resell those shares, Derycz will file a prospectus supplement identifying these brokers-dealers as new selling stockholders and indemnifying them as underwriters.

We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

Derycz is not presently a party to any pending or threatened legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Date of Appointment
Peter Derycz	45	Chief Executive Officer and Chairman of the Board	January 6, 2006
Richard McKilligan	44	Chief Financial Officer, Secretary and General Counsel	January 1, 2007
Matt Sampson	34	President of Pools Press	February 28, 2007
Scott Ahlberg	44	Director, Head of Corporate Services of Reprints Desk	February 6, 2006
Jan Peterson	59	Director, Head of Publisher Relations of Reprints Desk	July 1, 2006
Tracy Forrester	37	Head of Operations of Reprints Desk	February 1, 2006
Marc Nissan	31	Chief Technology Officer of Reprints Desk	April 1, 2006

BUSINESS EXPERIENCE DESCRIPTIONS

Peter Derycz – President and Chairman

Peter Derycz founded Reprints as its President in 2006. Prior to 2006, Mr. Derycz founded Infotrieve, Inc. (Los Angeles), Infotrieve Australasia (Melbourne), Infotrieve Gmbh (Germany), Reprints Desk, Inc. (Los Angeles), and most recently Derycz Scientific, Inc. (Los Angeles).  Mr. Derycz built Infotrieve (the “Amazon of Scientific Articles”) into a $30 million business focused primarily on re-sales of scholarly published articles, serving the research and development departments of Fortune 500 companies.  Mr. Derycz successfully acquired and integrated 5 content related companies while at Infotrieve.  Mr. Derycz has also been a senior member and advisor of various private and public companies where he had held the positions of Chairman, CEO, Director and President.  He is currently a Director of Insignia Systems (ISIG).   Mr. Derycz holds 9 patents in the United States, Europe and Australia, received a B.A. in Psychology from the University of California at Los Angeles, and is fluent in English, Spanish, and French.

Richard McKilligan – Chief Financial Officer

Mr. McKilligan earned his law degree from Cornell Law School, his MBA from the University of Chicago and his undergraduate degree in Accountancy from the University of Illinois at Urbana-Champaign.  Mr. McKilligan is also Counsel to Bristol Capital Advisors, LLC, which is the investment manager of Bristol Investment Fund, Ltd., which holds a significant equity stake in the Company.  He was an associate with Morgan, Lewis & Bockius, LLP in their New York and London offices from 1998 until January 2006.  He is a member of the State Bar of California, the New York State Bar Association and The Florida Bar.

Matt Sampson – President, Pools Press

Mr. Matthew Sampson earned his MBA from the University of Chicago and his undergraduate degree in Finance from the University of Illinois at Urbana-Champaign.  Previously, he was a consultant at Quantitative Risk Management in their Chicago offices from 1998 to 2001.  He joined Pools Press in 2001.  He is a CFA® charterholder.

Scott Ahlberg – Head of Corporate Services of Reprints Desk

Scott Ahlberg has many years of experience in content and startup businesses. Mr. Ahlberg started with Dynamic Information (EbscoDoc) in the 1980s, then went on to lead Sales and Marketing at Infotrieve, Inc. during many years of rapid growth in the 1990s.  He was instrumental in attaining Infotrieve’s two rounds of venture capital funding.  In 2001 Mr Ahlberg shifted his focus to M&A integration, successfully integrating two competitor operations into Infotrieve’s core business.  After leaving Infotrieve in 2005 Mr. Ahlberg provided consulting services to ventures in professional networking and medical podcasting.  He joined Reprints Desk in 2006.  His areas of expertise include strategic planning, operational innovation, copyright and content licensing, and quality management. Scott has degrees from Stanford University (BA, 1984) and the University of London (MA, 1990).

Jan Peterson – Head of Publisher Relations of Reprints Desk

Jan Peterson is an industry veteran with over 20 years in Scientific, Technical and Medical (STM) publishing and content development.  Prior to joining Reprints in 2006, Ms. Peterson was Vice President for Content Development at Los Angeles-based Infotrieve, Inc. where she established document delivery as a legitimate revenue stream for publishers and coined the term "Article Economy."  Before joining Infotrieve in 2000, Ms.Peterson was Vice President for Publisher Relations and Content Development at Faxon/Dawson from 1997 to 1998, and then with RoweCom when they acquired Faxon/Dawson in 1999.  Beginning in 1981, Ms. Peterson spent 16 years at Academic Press (now Elsevier), where her last position was Fulfillment Director.  Ms. Peterson was part of the exciting early days of IDEAL, STM’s first online journal program while at Academic Press.  Ms. Peterson’s first information industry job was writing abstracts for Sociological Abstracts (now part of Cambridge Scientific Abstracts). Ms. Peterson is very involved in the information standards community, currently serving as Immediate Past Chair on the Board of Directors for the National Information Standards Organization (NISO), and she is the past chair of the International Committee for EDI in Serials (ICEDIS). Ms. Peterson is also a frequent speaker at library and publishing meetings.

Tracy Forrester – Head of Operations of Reprints Desk

Tracy Forrester joined Reprints in January 2006. Ms. Forrester has 13 years of experience in content and content order flow and has extensive experience working with the permissions and reprints units of the major scholarly publishing houses.  Prior to joining Reprints Desk in 2006, Ms. Forrester spent the last three years as Manager of Reprints and ePrints for Infotrieve, Inc. and 10 years with the State Library of New South Wales (Australia) in Reference Services.

Marc Nissan - Chief Technology Officer of Reprints Desk

Marc Nissan joined Reprints in April 2006. Mr. Nissan has 15 years of experience in systems architecture and technology build-out. Mr. Nissan is an experienced software developer with strong hands-on management and interpersonal skills. Mr. Nissan has performed full implementation and integration of custom software solutions for clients, including interviewing users, gathering requirements, analysis, design, and documentation.  During the past 15 years, Mr. Nissan has held various technology architecture positions at Infotrieve, Intralink, MPDN, New Income Sources and Jewish Vocational services.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

The Company intends to eventually establish an Audit Committee and a Compensation Committee of the Board of Directors following the closing of the Offering, each of which will be comprised of independent directors.

FAMILY RELATIONSHIPS

There are no family relationships among any of our executive officers or directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

To the best of our knowledge, none of the officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 21, 2007, with respect to the holdings of (1) each person who is the beneficial owner of more than five percent of our common stock, (2) each of our directors, (3) the CEO and each Named Executive Officer, and (4) all of our directors and executive officers as a group.

Beneficial ownership of the common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a person exercises sole or shared voting or investment powers, or of which a person has a right to acquire ownership at any time within 60 days of December 21, 2007. Except as otherwise indicated, and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by them. Applicable percentage ownership in the following table is based on 12,561,813 shares of common stock outstanding as of December 21, 2007 plus, for each individual, any securities that individual has the right to acquire within 60 days of December 21, 2007.

Unless otherwise indicated below, the address of each of the principal shareholders is c/o Derycz Scientific, Inc., 10990 Wilshire Blvd., Suite 1410, Los Angeles, California 90024.

Name and Address	Shares Beneficially Owned	Percentage of Class
Bristol Investment Fund, Ltd. (1)(2)	2,250,000	17.6%
Bristol Capital, LLC (1)(3)	1,810,910	14.4%
Peter Derycz	4,000,000	31.9%
Richard McKilligan	72,728	*
Scott Ahlberg	11,810	*
Jan Peterson	0	*
Tracy Forrester	0	*
Marc Nissan	0	*

All Directors and Executive Officers as a group (6 persons)	4,084,538	32.5%

*	Less than 1%

(1)	Paul Kessler exercises investment and voting control over the shares held by Bristol Investment Fund, Ltd. and Bristol Capital, LLC.

(2)	Includes warrants to purchase 250,000 shares of common stock at an exercise price of $1.25 per share.

(3)	Diana Derycz-Kessler is a member of Bristol Capital, LLC, the spouse of Paul Kessler and the sibling of Peter Derycz.

CHANGE OF CONTROL

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the Company.

DESCRIPTION OF SECURITIES

GENERAL

We are presently authorized under our Articles of Incorporation to issue 100,000,000 shares of common stock, $0.001 value per share, and 20,000,000 shares of preferred stock, $0.001 value per share.

The following descriptions of our capital stock are only summaries and do not purport to be complete. Please review our articles of incorporation and bylaws, copies of which have been filed herewith, as well as the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our shares.

COMMON STOCK

The securities being offered by the selling security holders are shares of our common stock. As of December 21, 2007 there were issued and outstanding 12,561,813 shares of common stock that were held of record by 53 stockholders.

The holders of shares of our common stock are entitled to dividends as and when declared by our Board of Directors from funds legally available therefor, and upon liquidation, dissolution or winding-up of the Company are entitled to share ratably in all assets remaining after payment of liabilities.  We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future.  It is our present policy to retain earnings, if any, for use in the development of our business.  The holders of shares of common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of Directors.  The shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued series subsequent to the issue of those shares. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of the Board of Directors more difficult.  No rights, preferences or privileges have yet been determined and no shares of preferred stock have been issued.

WARRANTS

As of December 21, 2007, there were outstanding warrants to purchase 2,450,000 shares of our common stock at an exercise price of $1.25 per share, which were issued in conjunction with the private unit offering we undertook in December 2006. If there is no effective registration statement registering the underlying shares for a 45-consecutive day period, these warrants contain cashless exercise provisions that allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise.  These warrants expire on December 22, 2009.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered. The law firm of Richardson & Patel LLP or its various principals, counsel to us, owns 50,000 shares of our common stock and warrants to purchase 25,000 shares of our common stock at $1.25 per share.

The consolidated financial statements of Derycz Scientific, Inc. as of June 30, 2007, for the year ended June 30, 2007, and for the period from January 6, 2006 (inception) through June 30, 2006, included in this prospectus have been included in reliance on the report of Weinberg & Company, P.A., independent registered accountants, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Derycz Scientific, Inc. was incorporated in the State of Nevada on November 2, 2006. On November 2, 2006 the Company entered into a Share Exchange Agreement with Reprints Desk, Inc., a Delaware corporation formed on January 6, 2006.  At the closing of the transaction contemplated by the Share Exchange Agreement, the Company acquired all of the 550,000 outstanding shares of Reprints from the shareholders of Reprints and issued 8,000,003 of its common shares to the shareholders of Reprints.  Following completion of the exchange transaction, Reprints became a wholly-owned subsidiary of the Company.

On February 28, 2007, the Company entered into an agreement with Pools Press, Inc. of Northbrook, Illinois, a privately held company pursuant to which the Company acquired 75% of the issued and outstanding common stock of Pools for consideration of $616,080.  Pools  is a commercial printer, specializing in reprints of copyrighted articles.

DESCRIPTION OF BUSINESS

COMPANY OVERVIEW

Derycz Scientific, Inc. is a holding company with no operations or business, other than through its wholly owned subsidiary Reprints Desk, Inc. and its majority owned subsidiary, Pools Press, Inc.  We offer a full life cycle of content re-purposing solutions. Specifically, we serve as a “one-stop” liaison between content producers, such as publishers of scientific journals, and content users, such as marketing departments or researchers.  We provide copyright compliant copies of  published content, such as articles from published journals, to the content users in either electonic or hard copy form.  Our service alleviates the need for the content users to contact any publisher or obtain permissions themselves.  At the same time, we provide content producers with the opportunity to increase revenue from the sales of materials within their existing library of published works without needing to advertise a reprints service, establish a dedicated reprints sales force, arrange for delivery of reprinted materials or provide multiple tailored copyright waivers to end users based on the intended usage of the reprinted materials.

We are a development stage company developing a variety of capabilities on an organic basis as well as through acquisition.

Published content is typically re-used by corporate organizations for the following purposes:

•	Product and Company Websites & Intranets
•	Sales & Marketing Collateral
•	Distribution at Trade Shows and Conferences
•	Media Press Kits
•	Investor Relations
•	Prospect Development and Education
•	Continuing Education
•	Information Dissemination to Industry Key Opinion Leaders
•	R&D Support
•	Regulatory filings

The types of published content that are typically re-used fall into the following types:

•	High impact articles to specific industries
•	Articles on best uses of products
•	Positive mentions of a product or company
•	Negative mentions of a competitor’s product
•	Hot Information: new information that industry wants to distribute immediately upon publication
•	Classic articles that discuss a product or class of products.
•	Articles that accurately describe a method, technique or experiment.

Publishers typically produce their content in order to generate subscription and advertising sales.  Another re-sale of published content generates additional revenues at no additional cost.  As a result, re-use of published articles is gaining in popularity due to society’s increasing sophistication and desire for information. Additionally, published articles are increasingly seen as useful marketing and information dissemination tools as they provide a third party, unbiased endorsement of a company, product or service.  Articles can effectively describe the science behind a product or its effectiveness better than traditional advertising.  Published content is also used effectively for internal corporate training and education, as well as for research and regulatory needs The publishing industry is eager to expand their ancillary revenue streams as this type of revenue typically fall directly to their bottom-line.

Our business and capabilities will be developed within the following core competencies, services, and products:

RMKD (Rights Management Knowledge Database).  The RMKD will allow the Company to map out article content use and re-use rights as well as pricing on a publication by publication basis, down to the article level.  This database will be one-of-a-kind, and will be the hub around which the Company operates.

Content Re-Use Transaction Engine.  The transaction engine will allow the Company to effectively automate and manage order flow for the various e-commerce, licensing and production needs of the Company, as well as manage royalty payments to rights holders.

Custom Publishing. The Company has the ability to generate and distribute custom publications.

Print on Demand.  The Company will lease and manage latest generation digital print-on-demand capacity for copyright- or regulatory-sensitive content.

Logistics.  The Company will develop logistics required to smooth the flow of content delivery and distribution on just-in-time and on-demand bases.

The Industry

The Company will operate within the Periodicals Publishing industry which is a large and growing market ($1 trillion industry worldwide, according to Hoovers). The Kaufman Wills Group (a publishing consulting firm) estimates that content publishers can attain between 4%-15% of their revenue from repurposed content sales, which sizes Derycz Scientific’s total market at about $40 billion worldwide.

Growth Strategy

Organic Growth.  The Company plans to become a one-stop-shop for content re-use and to become the clear market leader in this field.  This will be achieved by an aggressive roll-out of products and services with the aim for each one to become a market leader in its category.  The Company will attempt to reach customers through the use of targeted selling and marketing campaigns, supported by aggressive pricing (discounting if necessary) and excellent service (online and offline).

Publisher Partnerships.  The Company has undertaken an aggressive publisher partner campaign.  Outsourcing and referral business will be sought through the publisher partner network.  Additionally, favorable business terms (agency discounts similar to the advertising industry) will be aggressively pursued.

Acquisitions.  The Company will seek to become a market leader by acquiring companies in the industry that bring revenue, profitability, growth potential and core capabilities to the Company.  The Company has targeted several potential acquisition opportunities.  We intend to implement acquisitions primarily through stock transactions, supplemented only when necessary with a cash component.

International Expansion.  The Company will initially operate in the U.S. market, but will look to expand internationally through global corporate contracts, the Internet, and through partnerships or acquisition opportunities.

Our Products and Services

Reprints, ePrints and Article Distribution Systems.  The Company has developed basic services for reprints, ePrints and article distribution systems.  It is currently selling these services in the marketplace and is providing basic services to dozens of pharmaceutical, biotechnical, healthcare, legal and other companies who are reliant on research and development.  The Company has received positive feedback from the marketplace, and plans to expand its offerings in this area through order automation systems which we are currently building.

Rights Management Systems and Services.  These will allow organizations to effectively manage the copyright risks associated with re-use of copyrighted materials.

Publisher Outsourced Reprint Management.  Publishers derive between 4%-15% of their revenues from article reprints.  Derycz Scientific has begun to help publishers grow and manage their reprints revenue stream on an outsourced basis.  Publishers increasingly see article reprints and eprints as providing an opportunity for revenue growth, but few publishers are able to dedicate the required resources to grow or improve these revenue streams on their own.

Digital Print-on-Demand Services.  The Company’s print-on-demand services focuses on high-speed, copyright compliant, printing of copyrighted materials.  These include, but are not limited to:  article reprints, course-packs, custom books, and other content re-use printing that requires strict adherence to copyright law in the printing process.

Centralized Article Archives.  Centralized Article Archives will enable centralized archiving and access to copyrighted articles surrounding an organization, its products and markets.  It will be built based on a proprietary software system, loosely coupled with rights management.  It eliminates the high risk currently associated with corporate re-use of copyrighted articles.  The Company is currently designing and building the systems to enable Centralized Article Archives and is collaborating with various healthcare product managers in this effort.

Direct Marketing.  The Company plans to develop content-focused direct marketing offerings and partner with existing direct marketing companies that are looking to grow their edu-marketing offerings.

Niche Publishing.  The Company plans to acquire low-circulation/high prestige niche publications in the sciences that have significant potential revenue growth.  Focus will be placed on publications that have the potential to, but do not currently, generate large amounts of re-use revenue.  By transforming their business model to a more “content-reuse-friendly” one, an opportunity exists to not only to bring the ancillary revenue of these publications to beyond industry average by transforming the business model that drives their growth strategy.

Library Tools.  The Company intends to build tools that help libraries expand and improve the published content based services they offer to their organizations.

Target Markets and Customers

Derycz targets Fortune 500, and other large companies that have marketing, communications, investor relations, and educational budgets.  Initial emphasis will be placed on the healthcare industry with a focus in the pharmaceutical, biotechnology and medical device industries.

Business Model

We aggregate published information and charge a fee for it, in addition to obtaining exclusive licenses and discounts from content producers.  We also plan to develop and sell Internet based software, in addition to maintenance contracts on such software. We also plan to transform and roll-up part of the published content re-use industry and provide a one-stop shop in this market sector.

Sales and Marketing

Traditional Sales & Marketing:  Derycz identifies target customers and communicates with them directly, offering our various services through traditional cold-calling and targeted marketing efforts.

Niche Products for Niche Markets:  Derycz is developing niche products that address the needs of niche markets.  These niche markets, in aggregate, are capable of generating significant revenue.

Publisher Partnerships:  Derycz actively seeks out supply-side partnerships.  When possible, Derycz seeks deals to represent publisher’s copyrighted content for re-use sales.  This has the dual benefit of not only generating non-solicited and repeat revenue, but also helps us identify qualified buyers of other content, products and services.

Competition

Competition is highly fragmented and falls into four categories:

■
Publisher Service companies - Primarily printing shops that offer to manage a publisher’s reprints business in addition to providing their main subscription printing needs (Sheridan Reprints, Reprint Services, Cadmus, Reprint Management Services, Foster Reprints, Red Rover Reprints).

■	Media Buyers– These companies aggregate advertising “buy” and obtain a publisher discount, sometimes including reprints as part of their “buy” (Compas).
■	Rights Management companies– Offer a turnkey rights management service online for publishers (iCopyright, Copyright Clearance Center).
■
Publisher In-House capabilities– Some large publishers have developed in-house capabilities to service the content re-use market, however, many of them neglect other content repurposing opportunities and may not be able to aggregate content from other publishers.

■	Content Aggregators (Scoop Reprint Source, Infotrieve).

MANAGEMENT’S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the three months ended September 30, 2007 and 2006 and the years ended June 30, 2007 and 2006 should be read in conjunction with Selected Consolidated Financial Data and our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

This Management’s Discussion and Analysis and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties.  All forward-looking statements included in this prospectus are based on information available to us on the date hereof and, except as required by law, we assume no obligation to update any such forward-looking statements.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth herein under “Risk Factors” on page 3 of this prospectus and elsewhere in this prospectus.  The following should be read in conjunction with our consolidated financial statements beginning on page F-1 of this prospectus.

Overview

Derycz Scientific, Inc. (the “Company” or “Derycz”) was incorporated in the State of Nevada on November 2, 2006.  In November 2006 the Company entered into a Share Exchange Agreement with Reprints Desk, inc. (Reprints).  At the closing of the transaction contemplated by the Share Exchange Agreement, the Company acquired all of the outstanding shares of Reprints from the shareholders of Reprints and issued 8,000,003 of its common shares to the shareholders.

Following completion of the exchange transaction, Reprints became a wholly-owned subsidiary of the Company.  The acquisition is accounted for as a reverse merger (recapitalization) in the accompanying financial statements with Reprints deemed to be the accounting acquirer, and Derycz deemed to be the legal acquirer.  As such, the financial statements herein include those of Reprints since January 6, 2006 (the date of inception).

On February 28, 2007, the Company entered into an agreement with Pools Press, Inc. (“Pools”) of Northbrook, Illinois, a privately held company pursuant to which the Company acquired 75% of the issued and outstanding common stock of Pools for consideration of $616,080.  Pools  is a commercial printer, specializing in reprints of copyrighted articles.  The results of Pools Press’ operations have been included in the consolidated financial statements since March 1, 2007.

Derycz, through Reprints and Pools, offers a full life cycle of content re-purposing solutions. Specifically, Derycz serves as a “one-stop” liaison between content producers, such as publishers of scientific journals, and content users, such as marketing departments or researchers.  We provide copyright compliant copies of the published content, such as articles from published journals, to the content users in either electronic or hard copy form.  Our service alleviates the need for the content users to contact any publishers or obtain permissions themselves. At the same time, Derycz provides content producers with the opportunity to increase revenue from the sales of materials within their existing library of published works without needing to advertise a reprints service, establish a dedicated reprints sales force, arrange for delivery of reprinted materials or provide multiple tailored copyright waivers to end users based on the intended usage of the reprinted materials.  Pools Press offers a range of commercial printing products, focused on publishers, including production of reprints.

Results of Operations

Three-month period ended September 30, 2007 compared to three month period ended September 30, 2006:

Sales and Cost of Goods Sold

Our revenues increased significantly over the past year and we expect that trend to continue as we add new customers and as the volume from existing customers increases.  We achieved revenue of $2,251,086 for the three months ended September 30, 2007, compared to revenue of $245,782 for the three months ended September 30, 2006, an increase of over 800%.

The revenue of our main operating company, Reprints increased from $245,782 for the three months ended September 30, 2006 to $1,801,192 for the three months ended September 30, 2007, an increase of 632%.  Pools Press contributed the remainder of the revenue.   The large increase in revenue at Reprints is due to both additional customers and a higher number of orders from existing customers.  In addition, we began selling single copies of articles or “document delivery” in March 2007 and those sales contributed $302,302 to our revenues in the 2007 quarter.  While we do not expect our revenues from our current operations to increase six fold over the coming year, we do expect to continue with significant revenue growth.

Our cost of goods sold likewise increased from $181,116 for the three months ended September 30, 2006 to $1,811,571 for the three months ended September 30, 2007, which represents a ten fold increase.  This increase is roughly equivalent to the increase in our revenues.  At Reprints, we only purchase articles when they have been requested by our clients.  We generally charge a margin over the actual cost to us.  We attempt to negotiate discounts with our publishers and have a few such agreements in place.  We also have prepaid some publishers for articles in exchange for discounts.  At September 30, 2007, we had prepaid $268,034 for royalties that were not yet used.  Because the publishers set the price for each order and do not generally grant significant discounts we expect that our cost of goods sold will keep pace with our revenue growth, unless additional publisher discounts can be achieved.

Operating Expenses

General and Administrative

Our general and administrative expenses increased 176% from $136,275 for the three months ended September 30, 2006 to $377,127 for the three months ended September 30, 2007.  Pools’ share of these expenses was $57,080 for the 2007 quarter.  These expenses include Reprints’ salary costs, which were $227,197 in the 2007 quarter and $101,750 in the 2006 quarter, an increase of $125,477 or 123%.  These costs have increased at a slower rate than our cost of good sold.  While we have added additional employees as needed, we have attempted to contain the expansion of our workforce.  However, because of the rapid expansion of our sales volume and in order to continue to develop our computer system, we expect to add a small number of new employees in the near future.

Marketing and advertising

            Our marketing and advertising expenses increased from $40 for the three months ended September 30, 2006 to $3,770 for the three months ended September 30, 2007.  These costs are not a significant expense for us and are limited to the cost of our participation in publishing industry trade shows and limited advertising in trade publications and sponsorship of publishing industry programs.

Depreciation and amortization

Our depreciation expense increased nearly ten fold from $497 for the three months ended September 30, 2006 to $41,284 for the three months ended September 30, 2007.  Pools’ share of these expenses was $14,690 in the 2007 quarter and included $12,500 related to the amortization of Pools’ customer list.  Reprints’ depreciation expense of $26,594 for the 2007 quarter was primarily attributable to amortization of a customer list that we purchased on February 28, 2007 as well as amortization on a software license.

Other expenses

Other expenses were zero for the three months ended September 30, 2006 and were $40,804 for the three months ended September 30, 2007.  These expenses consisted primarily of legal and audit expenses.  We expect costs to continue to increase as our regulatory costs increase when our common stock becomes publicly traded.

Interest Expense

Interest expense was zero for the three months ended September 30, 2006 and $4,605 for the three months ended September 30, 2007.  This interest expense is primarily attributable to the interest paid on the note payable to the former owner of Pools Press, which we issued at the time of the purchase of our majority interest on February 28, 2007.

Interest Income

Interest income was zero for the three months ended September 30, 2006 and $33,802 for the three months ended September 30, 2007.  This interest income is primarily attributable to the interest earned on investments in government notes.

Net Income (Loss)

We achieved a small net profit for the three months ended September 30, 2007 of $3,675 compared to a net loss of $72,146 in the 2006 quarter.  This was the result of revenues increasing at a faster pace than our operating costs.  We hope to continue to be modestly profitable in the near future, but as we are still in development stage, we do not expect these profits to be significant for the next year.

Year ended June 30, 2007 compared to the period from January 6, 2006 (inception) to June 30, 2006:

Sales and Cost of Goods Sold

We achieved revenues of $3,850,746 for the year ended June 30, 2007, compared to revenue of $478,600 for the period from January 6, 2006 (inception) to June 30, 2006, an increase of approximately 700%.

The revenue of our main operating company, Reprints increased from $478,600 for the period from January 6, 2006 (inception) to June 30, 2006 to $3,307,481 for the year ended June 30, 2007, an increase of approximately 600%.  Pools Press contributed the remainder of the revenue.  The large increase in revenue at Reprints is due to both additional customers and a higher number of orders from existing customers.  In addition, we began selling single copies of articles or “document delivery” in March 2007 and those sales contributed $320,485 to our revenues in the 2007 fiscal year.

Our cost of goods sold increased from $449,858 for the period from January 6, 2006 (inception) to June 30, 2006 to $3,253,120 for the year ended June 30, 2007, which represents an increase of 623%.

While we do not expect our sales to increase seven times during fiscal 2008, we do anticipate that our sales will increase significantly.  Likewise, our cost of goods sold will increase significantly since most of this cost is determined by the publishers on each individual order and they do not generally grant significant discounts.

Operating Expenses

General and Administrative

Our general and administrative expenses increased 682% from $125,462 for the period from January 6, 2006 (inception) to June 30, 2006 to $981,118 for the year ended June 30, 2007.  Pools’ share of these expenses was $83,376 for the 2007 fiscal year.  These expenses include Reprints’ salary costs, which were $642,927 in the 2007 fiscal year and $83,071 in the 2006 period.  The 2006 period included our expenses in the very early stages of our existence and included only six months of expenses.  These expenses will continue to rise during fiscal 2008 as we continue to add employees to develop our computer system and to handle the rapidly increasing sales volume.

Marketing and advertising

            Our marketing and advertising expenses increased from $20,499 for the period from January 6, 2006 (inception) to June 30, 2006 to $23,658 for the three months ended September 30, 2007, an increase of $3,159 or 15%.  Marketing expenses are not a significant expense for us and are limited to the cost of our participation in publishing industry trade shows and limited advertising in trade publications and sponsorship of publishing industry programs.  These costs were relatively high in the 2006 period due to our efforts to publicize our existence.

Depreciation and amortization

Our depreciation expense increased from zero for the period from January 6, 2006 (inception) to June 30, 2006 to $58,986 for the year ended June 30, 2007.  Pools’ share of these expenses was $28,647 in the 2007 period and included $16,667 related to the amortization of Pools’ customer list.

Other expenses

Other expenses were zero for the period from January 6, 2006 (inception) to June 30, 2006 and were $36,481 for the year ended June 30, 2007.  These expenses consisted primarily of legal and audit expenses.  We expect these costs to continue to increase as our regulatory costs increase when our common stock becomes publicly traded.

Interest Expense

Interest expense was zero for the period from January 6, 2006 (inception) to June 30, 2006 and $6,347 for the year ended June 30, 2007.  This interest expense is primarily attributable to the interest paid on the note payable to the former owner of Pools Press, which we issued at the time of the purchase of our majority interest on February 28, 2007.

Interest Income

Interest income was zero for the period from January 6, 2006 (inception) to June 30, 2006 and $88,491 for the year ended June 30, 2007.  This interest income is primarily attributable to the interest earned on investments in government notes.

Net Loss

We had a net loss of $415,491 for the year ended June 30, 2007 compared to a net loss of $117,219 in the period from January 6, 2006 (inception) to June 30, 2006.  We are a company in its early stages of development and losses are expected in this period.  However, we anticipate that our rapid revenue growth will help reduce our losses, despite the need to invest in our operations to assist in our growth.  As we are still in development stage, we do not expect our profits to be significant for the next year.  However, we hope to achieve a modest profit during the fiscal year ending June 30, 2008.

 Liquidity and Capital Resources

Since our inception, we have funded our operations primarily through private sales of equity securities.  As of September 30, 2007, we had cash and cash equivalents of $2,657,337.

Net cash used by operating activities was $258,817 for the three months ended September 30, 2007 compared to cash used by operating activities of $137,201 for the three months ended September 30, 2006, mostly attributable to an increase in accounts receivable of $242,231 in the 2007 quarter.   Net cash used by operating activities was $721,326 for the year ended June 30, 2007 compared to $118,201 for the period from January 6, 2006 (inception) to June 30, 2006.  The $603,125 increase in cash used by operating activities was due primarily to an increase in net loss of $298,272,  an increase in accounts receivable of $605,981 and the purchase of prepaid royalties of 312,525, partially offset by  $578,104 in cash provided by an increase in accounts payable.

Net cash used by investing activities was $116,990 for the three months ended September 30, 2007 compared to zero for the three months ended September 30, 2006.  This amount was primarily due to purchases of printing equipment at Pools Press of $115,676.  Net cash used by investing activities was $749,215 for the year ended June 30, 2007 compared to net cash used by investing activities of $7,837 for the period from January 6, 2006 (inception) to June 30, 2006.  The $741,378 difference in cash flows from investing activities was due to the purchase of a majority interest in Pools Press and investments totaling $380,000 in intellectual property licenses and customer lists.

Net cash provided by financing activities was $61,147 for the three months ended September 30, 2007 compared to net cash provided by financing activities of  $82,775 for the corresponding period in 2006.  The decrease in cash provided by financing activities was due to the payments on debt related to the purchase of customer lists and a note totaling $46,362 in the 2007 quarter and the subscription receivable collected in the 2006 quarter.  Net cash provided by financing activities was $4,376,076 for the year ended June 30, 2007 compared to $192,500 for the period from January 6, 2006 (inception) to June 30, 2006.  The increase in cash provided by financing activities was due primarily to the sale of our common stock in December 2006.

Although we believe that our current cash resources will be sufficient to sustain our current operations for several years, we may need to obtain additional cash resources during the next year if we are able to acquire complementary businesses.  In the event such funds are needed, we may engage in additional sales of debt or equity securities.  The sale of additional equity or convertible debt securities would result in additional dilution to our shareholders.  The issuance of additional debt would result in increased expenses and could subject us to covenants that may have the effect of restricting our operations.  We have not made arrangements to obtain additional financing and we can provide no assurance that additional financing will be available in an amount or on terms acceptable to us, if at all.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances.  Actual results may differ under different estimates and assumptions.

The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue recognition

The Company applies the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) shipment of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

The Company recognizes revenues from printing services when services have been rendered and accepted by the customer while revenues from the re-use of published articles and rights management services are recognized upon shipment or electronic delivery to the customer.

Included in revenues are fees charged to customers for shipping, handling and delivery services.

Impairment of long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.   SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.  SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

Stock based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.   As of June 30, 2007, the Company had no employee options outstanding.

Adoption of new accounting policy

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”)—an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of September 30 and June 30, 2007, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2006.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of September 30 and June 30, 2007, the Company has no accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2006 through 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the financial statements

In February 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (FAS 159).  FAS 159, which becomes effective for the company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The company does not anticipate that election, if any, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

DESCRIPTION OF PROPERTY

             We currently sublease on a month-to-month basis approximately 1,000 square feet of office space at 10990 Wilshire Blvd., Suite 1410, Los Angeles, California from Bristol Capital Advisors, LLC for $2,740.40 per month. Our Chief Financial Officer is also Counsel to Bristol Capital Advisers, LLC, which is the investment manager of Bristol Investment Fund, Ltd., which holds a significant equity stake in the Company (see section entitled “Certain Relationships and Related Transactions”).

Our majority owned subsidiary, Pools Press, leases 13,000 square feet of office space at 3455-3501 Commercial Avenue, Northbrook, Illinois for $7,446 per month from an unrelated third party.  The lease expires on May 31, 2011.  Commencing June 1, 2009, the rent will increase to $7,750 per month, and commencing June 1, 2010, the rent will increase to $8,000 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions since the beginning of our last fiscal year between us and our subsidiaries and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last three completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

Richard McKilligan, our Chief Financial Officer, is also Counsel to Bristol Capital Advisors, LLC, which is the investment manager of Bristol Investment Fund, Ltd., which holds a significant equity stake in the Company.

            The Company subleases its office space from Bristol Capital Advisors, LLC pursuant to a lease agreement. The office space is approximately 1,000 square feet and the cost is $2,740.40 per month. The sublease agreement is a month-to-month tenancy which may be terminated at any time. Bristol Capital Advisors, LLC is the investment manager of Bristol Investment Fund, Ltd., a significant equity holder in the Company.

A familial relationship exists between management and certain equity holders of the Company.  Paul Kessler and Diana Derycz-Kessler are married and are the owners of Bristol Capital, LLC, which holds a significant equity stake in the Company.  Paul Kessler has investment and voting control over the shares held by Bristol Investment Fund, Ltd., which also holds a significant equity stake in the Company.  Diana Derycz-Kessler and Peter Derycz, the Company’s Chief Executive Officer, are siblings.  Diana Derycz-Kessler is a registered representative of T.R. Winston & Company, LLC, which was the Placement Agent for the Company’s December 2006 offering of common shares.  Although no agreement exists between the Company and Ms. Derycz-Kessler, she may receive compensation in connection with that offering through T.R. Winston & Company, LLC.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

At this time there is no public trading market for our common stock. As of December 21, 2007, we have a total of 12,561,813 shares of our common stock outstanding.

We have outstanding warrants that were issued in conjunction with a private offering of our common stock. These warrants, if exercised, would permit shareholders to purchase an additional 2,450,000 shares of our common stock. These warrants may be exercised until December 22, 2009, at which time they will expire if not exercised. The price for each share of common stock purchased in accordance with the warrants is $1.25.   In addition, we have an agreement to issue up to 90,000 shares in connection with the purchase of a customer list based on the amount of revenue generated from that list over the first year.

We also have outstanding options that were issued to employees and one consultant. These options, if exercised, would permit employees and consultants to purchase an additional 530,000 shares of our common stock. The price for each share of common stock purchased in accordance with such options is $1.50. We have 407,500 shares that are currently vested and exercisable.

Assuming all of the warrants and options are exercised, and the full 90,000 shares will be issued, we will have outstanding 15,631,813 shares of common stock. We issued the remaining shares of outstanding common stock in private transactions in reliance upon exemptions from registration under the Securities Act. Those shares may be sold only if we file a registration statement or if there is an applicable exemption from registration. Rule 144 of the Securities Act of 1933 is currently not available for the resale of our common stock except under Rule 144(k). If Rule 144 was available, as of December 21, 2007, up to approximately 8,000,003 issued and outstanding shares could be sold pursuant to Rule 144 subject to the limitations of paragraphs (c), (e), (f) and (h).  As of December 21, 2007, none of our issued and outstanding common stock can be sold pursuant to Rule 144(k).  If all security holders that are eligible to sell under Rule 144 decide to sell their shares once Rule 144 becomes available to them that would put selling pressure on Derycz’s common stock resulting in a lower price for such stock. Other than the common stock being registered for the selling security holders in this offering, we have no agreement with any security holder to register our securities.

HOLDERS

We currently have 53 record holders of our common stock.

DIVIDENDS

We have not paid any cash dividends and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

In December 2007, we established the 2007 Equity Compensation Plan (the “Plan”). The Plan was approved by our Board of Directors and security holders holding a majority of the shares of our common stock outstanding. The purpose of the Plan is to grant stock and stock options to purchase our common stock to our employees and key consultants. The total amount of shares subject to the Plan is 1,500,000 shares.  As of December 24, 2007,  we had granted 530,000 options under the Plan.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal year ended June 30, 2007.  The following table summarizes all compensation for fiscal year 2007 received by our Chief Executive Officer, and the Company’s two most highly compensated executive officers who earned more than $100,000 in fiscal year 2007.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter Derycz	2007	110,000	--	--	--	--	--	--	110,000
Scott Ahlberg	2007	60,000	49,830	--	--	--	--	--	109,830
Janice Peterson	2007	60,000	15,000	--	--	--	--	--	75,000

EMPLOYMENT AGREEMENTS

Peter Derycz

Mr. Derycz's employment contract as Chief Executive Officer and as a director of the Company has a three year term beginning July 1, 2007.  The contract provides an annual salary of $120,000 until such time as the Company achieves revenues exceeding $3 million in a calendar quarter on a consolidated basis at which time his salary will increase to $240,000.  No part of Mr. Derycz's salary is allocated to his duties as a director of the Company.  The contract contains no other incentive bonus structure.

Richard McKilligan

Mr. McKilligan's employment contract as Chief Financial Officer, Secretary and General Counsel has a three year term beginning July 1, 2007.  The contract provides an annual salary of $65,000 until January 1, 2008 when his annual salary will increase to $97,500.  Mr. McKilligan's contract allows him to continue to perform his duties as Counsel to Bristol Capital Advisors, LLC, which is the investment advisor to Bristol Investment Fund, Ltd., which is a shareholder of the Company.  The contract contains no incentive bonus structure.

Scott Ahlberg

Mr. Ahlberg's employment contract as Head of Corporate Services of Reprints Desk and as a director of the Company has a three year term beginning July 1, 2007.  The contract provides an annual base salary of $60,000 and an annual guaranteed bonus of $40,000.  The contract sets out additional bonuses available to Mr. Ahlberg if the Company achieves certain levels of revenues from its document delivery product.  No part of Mr. Ahlberg's salary is allocated to his duties as a director of the Company.  The contract contains no other incentive bonus structure.

Janice Peterson

Ms. Peterson's employment contract as Head of Publisher Relations of Reprints Desk and as a director of the Company has a three year term beginning July 1, 2007.  The contract provides an annual base salary of $60,000 and an annual guaranteed bonus of $30,000.  The contract sets out additional bonuses available to Ms. Peterson based on agreements that she negotiates between publishers and either Pools Press or Reprints Desk.    No part of Ms. Peterson's salary is allocated to her duties as a director of the Company.  The contract contains no other incentive bonus structure.

Matt Sampson

Mr. Sampson's contract as President of Pools Press has a three year term beginning February 28, 2007.  The contract provides an annual base salary of $102,000.  The contract provides that if the Company purchases the remaining 25% of the shares of Pools Press, which Mr. Sampson owns, and he continues his employment that his annual base salary will increase to $135,000 and he will also receive a bonus equal to 5% of the net income of Pools Press before taxes.

EQUITY AWARDS

There were no unexercised options, stock that has not vested, or equity incentive plan awards for any of our named executive officers outstanding as of June 30, 2007.

DIRECTOR COMPENSATION

We intend to compensate non-management directors through stock option and/or restricted stock granted under our 2007 Equity Compensation Plan.  At this time, no directors receive compensation for their services as directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from July 1, 2007 through the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F. Street, NE, Washington, D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

The consolidated financial statements as of June 30, 2007 and 2006 and the unaudited condensed consolidated financial statements as of September 30, 2007 and for the three months ended September 30, 2007 and 2006 commence on the following page.

DERYCZ
CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006

Index to Consolidated Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements:

Consolidated Balance Sheets as of September 30, 2007 (unaudited) and June 30, 2007	F-3

Consolidated Statement of Operations for the year ended June 30, 2007 and for the period January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)
F-4

Consolidated Statement of Stockholders’ Equity for the period January 6, 2006 (Inception) to June 30, 2007 and for the three months ended September 30, 2007 (Unaudited)	F-5

Statement of Cash Flows for the year ended June 30, 2007 and for the period January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)	F-6

Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Derycz Scientific, Inc.

We have audited the accompanying consolidated balance sheet of Derycz Scientific, Inc. and subsidiaries as of June 30, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2007 and for the period January 6, 2006 (Inception) to June 30, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Derycz Scientific, Inc. and subsidiaries as of June 30, 2007 and the consolidated results of their operations and their cash flows for the year ended June 30, 2007 and for the period January 6, 2006 (Inception) to June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

Weinberg & Company, P.A.

Los Angeles, California

December 21, 2007

Derycz Scientific, Inc.
Consolidated Balance Sheets

	September 30,	June 30,
	2007	2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,657,337	$2,971,997
Accounts receivable	1,580,635	1,338,404
Inventory	12,516	14,885
Prepaid royalties	268,034	312,525
Other current assets	45,790	27,802

TOTAL CURRENT ASSETS	4,564,312	4,665,613

PROPERTY AND EQUIPMENT, net of	356,914	253,198
accumulated depreciation of $28,590 and $15,315

INTANGIBLE ASSETS
Customer lists, net of accumulated amortization of $73,889 and $42,223	141,111	172,777
Other intellectual property, net of amortization of $7,857 and $1,964	157,668	163,561
Goodwill	348,435	348,435

TOTAL ASSETS	$5,568,440	$5,603,584

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,066,714	$1,198,704
Payable on customer lists	32,421	71,517
Payable on purchase of Pools Press	158,969	162,392
Capital lease obligation, current	20,309	-
Outstanding on credit line	-	6,244
Other current liabilities	32,373
TOTAL CURRENT LIABILITIES	1,310,786	1,438,857

CAPITAL LEASE OBLIGATION, LONG TERM	87,200	-

MINORITY INTEREST	202,430	200,378

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 20,000,000 shares
authorized; no shares issued and outstanding
Common stock; $0.001 par value; 100,000,000 shares
authorized; 12,500,003 and 12,500,003 shares issued and outstanding	12,500	12,500
Additional paid-in capital	4,484,559	4,484,559
Accumulated deficit	(529,035)	(532,710)

TOTAL STOCKHOLDERS' EQUITY	3,968,024	3,964,349

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,568,440	$5,603,584

The accompanying notes are an integral part of these consolidated financial statements

Derycz Scientific, Inc.
Consolidated Statements of Operations

		Period
		January 6, 2006
	Year ended	(Inception) to	Three months
	June 30,	June 30,	ended September 30,
	2007	2006	2007	2006
			(Unaudited)

NET SALES	$3,850,746	$478,600	$2,251,086	$245,782

COST OF SALES	3,253,120	449,858	1,811,571	181,116

GROSS PROFIT	597,626	28,742	439,515	64,666

OPERATING EXPENSES:
General and administrative	981,118	125,462	377,127	136,275
Marketing and advertising	23,658	20,499	3,770	40
Depreciation and amortization	58,986	-	41,284	497
Other expenses	36,481	-	40,804	-

TOTAL OPERATING EXPENSES	1,100,243	145,961	462,985	136,812

LOSS FROM OPERATIONS	(502,617)	(117,219)	(23,470)	(72,146)

INTEREST EXPENSE	(6,347)	-	(4,605)	-
INTEREST INCOME	88,491	-	33,802	-

INCOME (LOSS) BEFORE MINORITY INTEREST	(420,473)	(117,219)	5,727	(72,146)

MINORITY INTEREST	4,982	-	(2,052)	-

NET INCOME (LOSS)	$(415,491)	$(117,219)	$3,675	$(72,146)

NET INCOME (LOSS) PER SHARE:
BASIC AND DILUTED	$(0.04)	$(0.01)	$0.00	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	10,625,003	8,000,003	12,500,003	8,000,003

The accompanying notes are an integral part of these consolidated financial statements

Derycz Scientific, Inc.

Consolidated Statement of Stockholders' Equity
For the Period From Inception (January 6, 2006) to June 30, 2007
and for the three months ended September 30, 2007 (Unaudited)

			Additional		Total
	Common stock		paid-in	Accumulated	stockholders'
	Shares	Amount	capital	Deficit	equity

Balance at inception (January 6, 2006)	-	$-	$-	$-	$-

Issuance of common stock for cash	550,000	$550	$274,725	$-	$275,275

Exchange of common stock for Reprints Desk common stock	7,450,003	$7,450	$(7,450)	$-	$-

Net loss for the period	-	-	-	(117,219)	(117,219)

Balance at June 30, 2006	8,000,003	8,000	267,275	(117,219)	158,056

Issuance of common stock for cash	4,500,000	4,500	4,217,284	-	4,221,784

Net loss for the year		-	-	(415,491)	(415,491)

Balance, June 30, 2007	12,500,003	12,500	4,484,559	(532,710)	3,964,349

Net income for the period (Unuaudited)				3,675	3,675

Balance, September 30, 2007 (Unaudited)	12,500,003	$12,500	$4,484,559	$(529,035)	$3,968,024

The accompanying notes are an integral part of these consolidated financial statements

Derycz Scientific, Inc.

Consolidated Statement of Cash Flows

		Period
		January 6, 2006
	Year end	(Inception) to	Three months
	June 30,	June 30,	ended September 30,
	2007	2006	2007	2006
			(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(415,491)	$(117,219)	$3,675	$(72,145)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	44,179	517	50,831	497
Changes in assets and liabilities:
Accounts receivable	(605,981)	(427,211)	(242,231	209,241
Accounts payable and accrued expenses	578,104	425,712	(105,859	(260,080)
Inventory	2,212	-	2,369	-
Use (purchase) of prepaid royalties	(312,525)	-	44,491	-
Other current assets	(19,234)	-	(17,988	(14,714)
Accrued interest on notes payable	12,392	-	3,843	-
Minority share of earnings (loss)	(4,982)	-	2,052	-

Net cash used in operating activities	(721,326)	(118,201)	(258,817	(137,201)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(3,135)	(7,837)	(116,990	-
Purchase of Intellectual Property	(280,000)	-	-	-
Acquisition of Pools Press	(466,080)	-	-	-

Net cash used in investing activities	(749,215)	(7,837)	(116,990	-

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from the issuance of common stock	4,221,784	137,500	-	-
Collection of stock subscription receivable	137,775	-	-	137,775
Proceeds from advance from stockholder	(55,000)	55,000	-	(55,000)
Payable on customer lists	71,517		(39,096
Capital lease obligation	-	-	107,509	-
Issuance of (payments on) notes	-	-	(7,266	-

Net cash provided by financing activities	4,376,076	192,500	61,147	82,775

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	2,905,535	66,462	(314,660	(54,426)

CASH AND CASH EQUIVALENTS, Beginning of period	66,462	-	2,971,997	66,462

CASH AND CASH EQUIVALENTS, End of period	$2,971,997	$66,462	$2,657,337	$12,036

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$6,347	$-	$4,605	$-
Income taxes paid	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

Note 1 – Organization, nature of business and basis of presentation

(a) Organization

Derycz Scientific, Inc. (the “Company” or “Derycz”) was incorporated in the State of Nevada on November 2, 2006. On November 2, 2006 the Company entered into an Exchange Agreement with Reprints Desk, Inc. (Reprints).  At the closing of the transaction contemplated by the Exchange Agreement, the Company acquired all of the 550,000 outstanding shares of Reprints from the shareholders of Reprints and issued 8,000,003 of its common shares to the shareholders.

Following completion of the exchange transaction, Reprints became a wholly-owned subsidiary of the Company.  The acquisition is accounted for as a reverse merger (recapitalization) in the accompanying financial statements with Reprints deemed to be the accounting acquirer, and Derycz deemed to be the legal acquirer.  As such, the financial statements herein include those of Reprints since January 6, 2006 (the date of inception) and the historical stockholders’ equity has been retroactively restated for the equivalent number of shares received in the exchange after giving effect to any differences in the par value offset to paid in capital.

(b) Nature of business

Reprints is a content repurposing and rights management company, with a focus on content re-use services and products.  The Company operates within the Periodicals Publishing industry which is a large and growing market.  The Company has developed products in the following areas:

•	Reprints, ePrints and Article Distribution Systems
•	Commercial Printing Services
•	Rights Management Systems and Services
•	Publisher Services Bureau (Outsourced Reprint and Content re-use Management)
•	Digital Print-on-Demand Services for copyright and regulatory sensitive documents
•	Core Article Archives
•	Direct Marketing
•	Niche Publishing

(c) Basis of Presentation

The accompanying interim financial statements for the three months ended September 30, 2007 and 2006 are unaudited, but in the opinion of management, contain all adjustments, which include normal recurring adjustments necessary to present fairly the financial position at September  30, 2007 and the results of operations and cash flows for the three months ended September 30, 2007 and 2006.   The results of operations for the three months ended September 30, 2007 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending June 30, 2008.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

The accompanying financial statements are consolidated and include the accounts of the Company and its wholly and majority owned subsidiaries.  The consolidated accounts include 100% of assets and liabilities of our majority owned subsidiary, and the ownership interests of minority investors are recorded as a minority interest. Intercompany balances and transactions have been eliminated in consolidation.

Note 2 – Summary of significant accounting policies

(a) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

(b) Fair value of financial instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The estimated fair value of the capital lease obligations is based on borrowing rates currently available to the Company for loans with simlar terms and maturities.

(c) Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

(d) Shipping costs

The shipping and handling costs charged to the Company by publishers are billed to customers at cost and are included in sales.  Other shipping and handling charges are included in operating expenses.

(e) Allowance for Doubtful Accounts

The Company regularly reviews the accounts receivable aging and applying various expected loss percentages to certain accounts receivable categories based upon historical bad debt experience in order to determine whether an allowance for doubtful accounts resulting from the inability, failure or refusal of customers to make required payments, is appropriate As of September 30, 2007 and June 30, 2007 no accounts were deemed uncollectible and the Company had not established an allowance for doubtful accounts.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

(f) Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit.  The Company also invests its cash in government bonds with very low credit risk.  The Company does not anticipate incurring any losses related to these credit risks.  The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and intends to maintain allowances for anticipated losses, as required.

Two customers accounted for 15% and 11 % of the revenue for the year ended to June 30, 2007, and two customers accounted for 75% and 13% of the revenue for the period from inception (January 6, 2006) to June 30, 2006.

As of September 30, 2007, three customers accounted for 14%, 11% and 11% of accounts receivable, and three customers accounted for 17%, 14% and 10% of  accounts receivable at June 30, 2007.

(g) Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 3-5 years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

(h) Intellectual Property Licenses

The Company has purchased licenses to use certain intellectual property.  These licenses are depreciated using the straight-line method over their estimated useful lives of 7 years.

(i) Customer Lists

From time to time, the Company purchases customer lists.  These lists are amortized using an accelerated method that management presently estimates matches the utilization of those lists over an estimated useful live of 2 years

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

(j) Revenue recognition

The Company applies the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) shipment of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

The Company recognizes revenues from printing services when services have been rendered and accepted by the customer while revenues from the re-use of published articles and rights management services are recognized upon shipment or electronic delivery to the customer.

(k) Impairment of long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.   SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.  SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.  Management regularly reviews property, equipment and other long-lived assets for possible impairment in accordance with SFAS No. 144 and based upon this review believes there are no indications of impairment at September 30, 2007 or June 30, 2007.

(l) Stock based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.   As of September 30, 2007 and June 30, 2007, the Company had no employee options issued or outstanding.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

(m) Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

(n) Net Income (Loss) per share

The Company reports net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares available. Weighted average number of shares outstanding have been retroactively restated for the equivalent number of shares received by the accounting acquirer as a result of the exchange transaction as if these shares had been outstanding as of the beginning of the earliest period presented. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Warrants to purchase 2,450,000 shares of common stock have been excluded from the calculation of net loss per share for the year ended June 30, 2007, the period from January 6, 2006 (Inception) to June 30, 2006,  and the three months ended September 30, 2006 as the effect would have been anti-dilutive.

(o) Marketing and Advertising expenses

Marketing and Advertising expenses are expensed as incurred and consist primarily of various forms of media purchased from Internet-based marketers and search engines.  Marketing and advertising expense amounted to $23,658 and $20,499 for the years ended June 30, 2007 and for the period from inception (January 6, 2006) to June 30, respectively and $3,770 and $40 for the three months ended September 30, 2007 and 2006, respectively.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

(p) Adoption of new accounting policy
Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”)—an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of September 30 and June 30, 2007, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2006.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of September 30 and June 30, 2007, the Company has no accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2006 through 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject.

(q) Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the financial statements

In February 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (FAS 159).  FAS 159, which becomes effective for the company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The company does not anticipate that election, if any, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

Note 3 – Acquisition of Pools Press, Inc.

On February 28, 2007, the Company entered into an agreement with Pools Press, Inc. (Pools) of Northbrook, Illinois, a privately held company pursuant to which the Company acquired 75% of the issued and outstanding common stock of Pools for consideration of $616,080.  Pools  is a commercial printer, specializing in reprints of copyrighted articles.  The acquisition has been accounted for as a purchase in accordance with SFAS No. 141 Business Combinations. As such, the results of Pools Press’ operations have been included in the consolidated financial statements since March 1, 2007.

The purchase price of $616,080 consisted of a payment of cash of $466,080 and the issuance of a note payable of 150,000 (See Note 6).  The Company has made a preliminary allocation of purchase price to the fair value of the acquired assets as follows:

Current assets	$137,440
Fixed Assets	243,260
Intangible assets:
Customer list	100,000
Goodwill	340,740
Fair Value Purchase price	821,410
Fair Value of 25% minority interest	(205,360)

Net Purchase Price	$616,080

The $205,360 minority interest has been adjusted to $202,428 and  $200,378 in the accompanying balance sheets at September 30, 2007 and June 30, 2007 to give effect to the minority interest share of income and losses, respectively, for the periods then ended.

The value of the purchase price allocated to the fixed assets was based upon an appraisal performed by Winternitz Appraisal Service, Inc., a qualified appraisal firm. The allocation to the customer lists was made based upon a preliminary evaluation made by management.  The Company is in the process of completing a formal valuation of the acquired intangibles, accordingly the preliminary allocations made by the Company may change based upon the receipt of the completed valuations.

Goodwill represents the excess of the purchase price of an acquired company over the fair value of the identifiable assets acquired and liabilities assumed. The provisions of SFAS No. 142 state that goodwill of a reporting unit must be tested for impairment on an annual basis or at any other time during the year if events occur or circumstances change that would indicate that it is more likely than not that the fair value of the reporting unit has been reduced below its carrying amount.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

Circumstances that could trigger an impairment test include; a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; the loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of; the results of testing for recoverability of a significant asset group within a reporting unit, and the recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit. The Company plans to complete the first impairment review of Pools Press in June 2008. There are no indicators of impairment at September 30, 2007 or June 30, 2007.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

The following sets out the unaudited pro forma operating results for the year ended June 30, 2007, the period January 6, 2006 (Inception) through June 30, 2006 and the three months ended September 30, 2007 and 2006 for the Company had the acquisition occurred as of January 6, 2006:

	Periods ended June 30,		Three months ended September 30,
	Pro Forma (Unaudited)		Pro Forma (Unaudited)
	2007	2006	2006
Net sales	$5,618,171	$1,949,913	$679,930
Cost of sales	4,802,671	1,668,835	547,999
Gross profit	815,500	281,078	131,931

Operating expenses	1,267,056	260,281	193,746
Operating income (loss)	(451,556)	20,797	(61,815)
Other income	82,144	-	-
Minority Interest in income	(7,783)	(34,504)	(2,583)
PRO FORMA NET LOSS	$(377,195)	$(13,707)	$(64,398)

Pro forma net loss per weighted average share, basic and diluted	$(0.04)	$(0.00)	$(0.01)

The Company has an option to purchase the remaining interest in Pools Press on any of the dates that are 18, 24, 30 or 36 calendar months following February 28, 2007, with 60 days prior notice.  The price will be determined by an independent appraiser to be agreed upon by both the Company and the seller.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

Note 4 – Property and equipment

Property and equipment consists of the following as of  September 30, 2007 and June 30, 2007:

	September 30, 2007	June 30, 2007

Computer equipment	$19,893	$18,286
Software	5,970	5,521
Printing equipment	305,936	190,260
Furniture and fixtures	32,705	33,446
Autos and vans	21,000	21,000
	385,504	268,513
Less accumulated depreciation	(28,590)	(15,315)

	$356,914	$253,198

Printing equipment includes $111,300 of equipment under capital lease and related accumulated amortization of $2,650 as of September 30, 2007.

Depreciation expense for the year ended June 30, 2007 and for the period from January 6, 2006 (inception) to June 30, 2006) was $155,116 and $117,773, respectively. Depreciation expense for the three months ended September 30, 2007 and 2006 was $81,534 (Unaudited) and $58,312 (Unaudited), respectively.

Note 5 – Leases

The Company leases space in Northbrook, Illinois in accordance with the terms of a non cancelable operating lease agreement.  The lease requires monthly payments between $7,446 and  $8,000 through November 2011.  In addition to monthly rentals, the lease requires the payment of real estate taxes and maintenance.  Rent, including real estate taxes, for the three and four months ended September 30, 2007 and June 30, 2007 was $29,682 and $39,782, respectively.

The Company also has a non-cancelable capital lease for machinery and equipment.  Annual future minimum rentals under operating and capital leases as of September 30, 2007 are as follows:

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

Fiscal Year	Operating Leases	Capital Leases
2008 (remainder)	$67,014	$17,505
2009	89,656	23,340
2010	93,250	23,340
2011	88,000	19,183

Total minimum lease payments	$337,920	$83,368

Interest		24,141

Total		107,509

Less current portion		(20,309)

Long term		$87,200

Note 6 – Note Payable

Note payable represents the amount due to the former stockholder of Pools Press relating to the acquisition of that company. The Note is unsecured, bears interest at a rate of 10.25% per annum and is due on February 28, 2008.  The note payable balances at September 30, 2007 and 2006 include $10,392 and $8,969 of accrued interest, respectively.

Note 7 – Stockholders’ equity

The Company has authorized 120,000,000 shares of $0.001 par value stock.  100,000,000 have been authorized as common stock and 20,000,000 have been authorized as preferred stock.

Reprints Desk issued 550,000 shares of common for net proceeds of $275,275 during the period January 6, 2006 through June 30, 2006.  On November 2, 2006, the Company issued 8,000,003 shares of its common stock in exchange for all of the outstanding shares of Reprints Desk, Inc in a transaction accounted for as a reverse merger.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

During the year ending June 30, 2007, the Company sold units to acquire 4,500,000 shares of its common stock and warrants to purchase 2,250,000 shares of its common stock for gross proceeds of $4,500,000 that resulted in net proceeds to the Company of $4,211,784 after commissions and offering costs.  The company also issued 200,000 warrants to the placement agent.  Each warrant is exercisable for a period of 3 years with an exercise price of $1.25 per share of common stock.  In the event a public market develops, and the closing price of the Company's common stock for 10 of any of 25 consecutive days is greater than $3.00 per share, the Company may elect at that time to compel the holders of the Warrants to exercise the Warrants at the exercise price.  If any investor fails to exercise the Warrant within 10 days of such notice of redemption, then the Warrants shall be redeemed by the Company at a redemption price of $0.01 per warrant.

Note 8 – Related party transactions

The Company leases furniture and office space on a month to month basis from a stockholder of the Company.  The total rent expense paid to the stockholder for the periods from inception (January 6, 2006) to June 30, 2006 and July 1, 2006 to June 30, 2007 were $6,000 and $29,955, respectively.

Note  9 - Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at September 30, 2007 and June 30, 2007 are as follows:

	September 30, 2007	June 30, 2007

Deferred tax assets:
Federal net operating loss	$177,422	178,671
State net operating loss	31,731	31,951
Total deferred tax assets	209,153	210,622
Deferred tax liability
Fixed asset depreciation	-	-
Net deferred tax assets	209,153	210,622
Less valuation allowance	(209,153)	(210,622)
	$-	-

At September 30, 2007 and June 30, 2007, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $532,000 and $529,000, respectively. Federal NOLs could, if unused, expire in 2021. State NOLs, if unused, could expire in 2011.

Derycz Scientific, Inc.
Notes to Consolidated Financial Statements
For the Year Ended June 30, 2007 and for the Period from January 6, 2006 (Inception) to June 30, 2006 and for the three months ended September 30, 2007 and 2006 (Unaudited)

The valuation allowance increased by $415,491 for the period from July 1, 2006 to June 30, 2007.  The Company has provided a full valuation allowance on the deferred tax assets at June 30, 2007 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	Year Ended	Period January 6,
	June 30, 2007	2006 (Inception) to June 30, 2006

Federal income tax rate	(34.00)%	(34.00)%
State tax, net of federal benefit	(6.00)%	(6.00)%
Permanent differences	0	0
Fixed asset depreciation	0.00%	0.00%
Increase in valuation allowance	40.00%	40.00%

Effective income tax rate	0.00%	0.00%

Note 10 - Subsequent Events

On December 21, 2007, we established the 2007 Equity Compensation Plan (the “Plan”). The Plan was approved by our Board of Directors and security holders holding a majority of the shares of our common stock outstanding.  The total amount of shares subject to the Plan is 1,500,000 shares.  On December 21, 2007, we granted options to purchase 530,000 shares of common stock at $1.50 per share to eight employees and one consultant, which expire on December 21, 2017.  Jan Peterson, an employee of Reprints Desk and a director of the Company, received options to purchase 66,500 common shares which vest immediately and options to purchase 18,500 common shares which will vest on December 21, 2008.  Scott Ahlberg, an employee of Reprints Desk and a director of the Company, received options to purchase 66,500 common shares which vest immediately and options to purchase 8,500 common shares which will vest on December 21, 2008.  Richard McKilligan, an employee of Reprints Desk and the Chief Financial Officer of the Company, received options to purchase 66,500 common shares which vest immediately and options to purchase 28,500 common shares which will vest on December 21, 2008.  Tracy Forrester, an employee of Reprints Desk, received options to purchase 66,500 common shares which vest immediately and options to purchase 33,500 common shares which will vest on December 21, 2008.  Marc Nissan, an employee of Reprints Desk, received options to purchase 66,500 common shares which vest immediately and options to purchase 33,500 common shares which will vest on December 21, 2008.  Roman Tumaykin. an employee of Reprints Desk, received options to purchase 50,000 common shares which vest immediately.  Curt Neff, an employee of Reprint Desk, received options to purchase 10,000 common shares which vest immediately.   Brian Darnell, an employee of Reprints Desk, received options to purchase 5,000 common shares which vest immediately.  Merlin Piscitelli, a consultant to the Company, received options to purchase 10,000 common shares which vest immediately.

On November 30, 2007, we issued 50,000 shares of common stock to a company as payment for a customer list.  We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares.  The investor took its shares for investment purposed without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act.  In addition, there was no general solicitation or advertising for the purchase of our shares.

On December 21, 2007, we issued 11,810 shares of common stock to Scott Ahlberg, an employee of Reprints Desk and a director of the Company, as a discretionary bonus.  We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares.  Mr. Ahlberg took his shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act.  In addition, there was no general solicitation or advertising for the purchase of our shares.

POOLS PRESS, INC.

POOLS PRESS, INC.
FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

Index to Consolidated Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-21

Consolidated Financial Statements:

Balance Sheets as of December 31, 2006 and 2005	F-22

Statements of Operations for the years ended December 31, 2006 and 2005	F-24

Statements of Stockholder's Equity for the years ended December 31, 2006 and 2005	F-25

Statements of Cash Flows for the years ended December 31, 2006 and 2005	F-26

Notes to Consolidated Financial Statements as of December 31, 2006 and 2005	F-27

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Pools Press, Inc.

We have audited the accompanying balance sheets of Pools Press, Inc. as of December 31, 2006 and 2005 and the related statements of operations, stockholder’s equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pools Press, Inc. as at December 31, 2006 and 2005 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Weinberg & Company, P.A.

Los Angeles, California
October 10, 2007

POOLS PRESS, INC.
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

ASSETS

	2006	2005
Current Assets:
Cash	$563,211	$538,411
Accounts Receivable	736,458	411,047
Inventory	17,956	18,356
Prepaid Insurance	540	430

Total Current Assets	1,318,165	968,244

Property and Equipment:
Machinery and Equipment	885,769	848,735
Autos and Trucks	50,426	50,426
Furniture and Fixtures	62,817	62,817
Leasehold Improvements	112,564	109,114

	1,111,576	1,071,092
Less Accumulated Depreciation and Amortization	(1,034,929)	(986,780)

Total Property and Equipment	76,647	84,312

Other Assets:
Deposits	8,298	8,298

Total Assets	$1,403,110	$1,060,854

POOLS PRESS, INC.
BALANCE SHEETS (Continued)
DECEMBER 31, 2006 AND 2005

LIABILITIES AND STOCKHOLDER'S EQUITY

	2006	2005
Current Liabilities:
Accounts Payable	$84,792	$70,449
Accrued Expenses:
Commissions	513,526	280,108
Other	37,574	64,989

Total Current Liabilities	635,892	415,546

Stockholder's Equity:
Common Stock, no par value; 100 shares
authorized, 2 shares issued and outstanding	7,113	7,113
Retained Earnings	760,105	638,195

Total Stockholder's Equity	767,218	645,308

Total Liabilities and Stockholder's Equity	$1,403,110	$1,060,854

POOLS PRESS, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Sales	$2,883,114	$2,547,438

Cost of sales	2,457,586	2,198,262

Gross Profit	425,528	349,176

Administrative and Selling Expenses
Administrative Expenses	244,316	240,741
Selling Expenses	39,507	41,271

	283,823	282,012

Income from Operations	141,705	67,164

Other Income (Expense)
Insurance Proceeds	13,182	-
Interest Expense	-	(37)
Interest Income	27,023	11,954
	40,205	11,917

Net Income	$181,910	$79,081

POOLS PRESS, INC.
STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock
	Shares	Amount	Equity	Total

Balance, January 1, 2005	2	$7,113	$665,002	$672,115

Distributions	-	-	(105,888)	(105,888)

Net income	-	-	79,081	79,081

Balance, December 31, 2005	2	7,113	638,195	645,308

Distributions	-	-	(60,000)	(60,000)

Net income	-	-	181,910	181,910

Balance, December 31, 2006	2	$7,113	$760,105	$767,218

POOLS PRESS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Cash Flows from Operating Activities:
Net Income	$181,910	$79,081
Adjustments to Reconcile Net Income to Net Cash Flows
Provided by Operating Activities:
Depreciation and Amortization	48,149	45,697
Changes in:
Accounts Receivable	-	(63,506)
Inventory	-	(1,229)
Prepaid Insurance	-	235
Accounts Payable	-	11,881
Accrued Expenses	206,003	(37,822)

Net Cash Flows Provided by Operating Activities	436,062	34,337

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(40,484)	(26,995)

Cash Flows from Financing Activities:
Distribution to Stockholder	(60,000)	(105,888)

Net Increase (Decrease) in Cash	335,578	(98,546)

Cash, Beginning of Year	538,411	636,957

Cash, End of Year	$873,989	$538,411

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash Paid During the Year for Interest:	$-	$37

Cash Paid During the Year for Taxes:	$2,993	$1,276

POOLS PRESS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

1.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Pools Press, Inc. (incorporated in the state of Illinois in 1946) is a commercial printer, specializing in reprints of copyrighted articles.  The Company sells prints to an international base of customers.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all instruments with an original maturity of three months or less to be cash equivalents.

Fair value of financial instruments

The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses and other liabilities approximate  fair value because of the short maturity of these items.

Concentration of credit risk

Financial instruments that potentially subject the Company to credit risk include cash and trade accounts receivable.  Concentration of credit risk with respect to trade accounts receivable at December 31, 2006 is limited due to the number of customers comprising the Company’s customer base and their dispersion throughout the United States and abroad.
The Company extends unsecured credit to its customers in the normal course of business.

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000.  The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit.  In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions.

Major Customers

During 2006, two customers accounted for more than 10% of the Company’s sales.  Sales to those customers were 22% and 21%, respectively.  One customer accounted for 66% and 37% of total accounts receivable as of December 31, 2006 and 2005, respectively.

POOLS PRESS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Major Vendor

The Company pays royalties to a vendor for the rights to reprint the vendor’s copyrighted articles.  Royalty expense incurred from this vendor aggregated 47% and 44% of the Company’s total cost of sales for the years ended December 31, 2006 and 2005, respectively.

Allowance for Bad Debts

The Company reflects accounts receivable at their net realizable value.  Periodically, management assesses the collectibility of accounts receivable.  A considerable amount of judgment is required in order to make this assessment, including an analysis of historical bad debts, a review of the aging of the receivables and the current creditworthiness of certain customers and debtors.  The Company has not recorded an allowance for doubtful accounts at December 31, 2006 and 2005 as management feels that all are collectible.  However, if the financial condition of any customers or debtors was to deteriorate and their ability to make required payments became impaired, an increase in the allowance may be required.

Inventory

Inventory consists primarily of materials used in production our reprints and is stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Property and equipment is stated at cost.  Depreciation and amortization are computed on straight-line and accelerated methods over the estimated useful life of the assets:

Description	Year

Machinery and Equipment	3 - 7
Autos and Trucks	5
Furniture and Fixtures	5 - 7
Leasehold Improvements	5

Impairment on Long-lived Assets

The Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable.  Impairment is recognized when the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the asset’s carrying value.  An impairment loss is recognized if necessary when there is a difference between the asset’s carrying value and its fair value.  The Company had no impairment loss of long-lived assets for the years ended December 31, 2006 and 2005.

POOLS PRESS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Revenue Recognition

The Company applies the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC.  SAB No. 104 outlines the basic criteria that must be met to recognize revenie and provides guidance for disclosure related to revenue recognition policies.  In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exist, (ii) shipment of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

The Company recognizes revenue from re-use of published articles upon shipment or electronic delivery to the customer.

Recent Accounting Pronouncements

In September 2006, the FASB issued FAS No. 157 (“FAS 157”), “Fair Value Measurements,” which establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact this standard will have on its financial condition, results of operations, cash flows or disclosures.

In February 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (FAS 159).  FAS 159, which becomes effective for the company on January 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument.

The Company does not anticipate that election, if any, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

POOLS PRESS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

2.            INCOME TAXES

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S-Corporation.  In lieu of corporation income taxes, the stockholders of an S-Corporation are taxed on their proportionate share of the Company’s taxable income.  Therefore, no provision or liability for federal income taxes has been included in the financial statements.  The Company is responsible for the state income taxes.

3.            401(k) PLAN

The Company has a salary reduction plan established under Internal Revenue Code Section 401(k) covering substantially all employees.  The Company may contribute additional amounts to the 401(k) plan as determined at the discretion of the board of directors.  In 2006 the Company matched 25% of employee contributions.  For the years ended December 31, 2006 and 2005, the Company’s contribution was $13,969 and $11,837.

4.            LEASES

The Company leases space in Northbrook, Illinois in accordance with the terms of a lease agreement.  The lease requires monthly payments of approximately $9,800 through May 2006.  In addition to monthly rentals, the lease requires the payment of real estate taxes and maintenance.  There is an option to renew the lease for an additional five years at an increased monthly rental.  Rent, including real estate taxes, for the years ended December 31, 2006 and 2005 was $96,627 and $128,726.

Annual future minimum rentals are as follows:

Year Ending December 31,	Amount

2007	$89,400
2008	89,400
2009	93,000
2010	96,000
2011	40,000

POOLS PRESS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

5.            Subsequent Event

On February 28, 2007, the sole shareholder sold 75% of the outstanding shares of the Company to a third party for $466,080 in cash and a note in the amount of $150,000

PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Our bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit, or proceeding by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company (and the Company, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Company or is or was serving at the request of the Company in any other capacity for or on behalf of the Company), against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

This mandatory indemnification shall be subject to a determination in the specific case that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made: (a) by the stockholders, (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.7502 of the Nevada Revised Statutes provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the Company by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company, or for amounts paid in settlement to the Company, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires the Company to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

The Company has been advised that it is the position of the Commission that insofar as the provision in the Company's Bylaws, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$232.17
Printing Fees	-
Accounting Fees and Expenses	82,500.00	*
Legal Fees and Expenses	35,000.00	*
Miscellaneous	4,000.00	*
Total	$121,732.17

*	Estimates

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On November 16, 2006, we issued 8,000,003 shares of common stock to the six stockholders of Reprints Desk pursuant to a share exchange agreement whereby Reprints Desk became our wholly owned subsidiary.  We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 (the “Securities Act”).  for the issuance of these shares. The investors took their shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares.

On December 22, 2006, we sold units consisting of 4,500,000 shares of common stock and warrants to purchase 2,250,000  shares of common stock at an exercise price of $1.25 per share to 45 accredited investors in a private transaction   We received $4,500,000 in proceeds from this transaction.  In addition, we issued warrants to purchase 200,000 shares of common stock to T.R. Winston & Company, LLC, who acted as placement agent in the transaction  The proceeds for this transaction are being used for general corporate purposes.  We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. The investors were accredited investors as defined in the Securities Act who took their shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares.

On November 30, 2007, we issued 50,000 shares of common stock to a company as payment for a customer list.  We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares.  The investor took its shares for investment purposed without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act.  In addition, there was no general solicitation or advertising for the purchase of our shares.

On December 21, 2007, we granted options to purchase 530,000 shares of common stock at $1.50 per share to eight employees and one consultant.  Jan Peterson, an employee of Reprints Desk and a director of the Company, received options to purchase 66,500 common shares which vest immediately and options to purchase 18,500 common shares which will vest on December 21, 2008.  Scott Ahlberg, an employee of Reprints Desk and a director of the Company, received options to purchase 66,500 common shares which vest immediately and options to purchase 8,500 common shares which will vest on December 21, 2008.  Richard McKilligan, an employee of Reprints Desk and the Chief Financial Officer of the Company, received options to purchase 66,500 common shares which vest immediately and options to purchase 28,500 common shares which will vest on December 21, 2008.  Tracy Forrester, an employee of Reprints Desk, received options to purchase 66,500 common shares which vest immediately and options to purchase 33,500 common shares which will vest on December 21, 2008.  Marc Nissan, an employee of Reprints Desk, received options to purchase 66,500 common shares which vest immediately and options to purchase 33,500 common shares which will vest on December 21, 2008.  Roman Tumaykin. an employee of Reprints Desk, received options to purchase 50,000 common shares which vest immediately.  Curt Neff, an employee of Reprint Desk, received options to purchase 10,000 common shares which vest immediately.  Brian Darnell, an employee of Reprints Desk, received options to purchase 5,000 common shares which vest immediately.  Merlin Piscitelli, a consultant to the Company, received options to purchase 10,000 common shares which vest immediately.  The grants of these options to purchase shares of our common stock were effected in reliance upon the exemption for offers and sales pursuant to certain compensatory benefit plans as set forth in Rule 701 promulgated under the Securities Act, based upon the following: (a) the offers and issuances were made pursuant to a written compensatory benefit plan established by us for the compensation of our officers, employees, directors, consultants and other permitted persons; (b) the recipients of such options were officers, employees, directors, consultants or other permitted persons at the time of the issuance of the options (and any recipients that were consultants provided bona fide services unrelated to a capital-raising transaction or the promotion of a market for our stock in exchange for such options); (c) we were not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, at the time of issuance of the options; (d) the aggregate sale price, calculated in accordance with Rule 701, of the options issued in reliance on Rule 701 during any 12-month period did not exceed $1 million; and (e) all recipients were provided with certain disclosure materials and all other information requested with respect to our company, including a copy of the governing compensatory benefit document.

On December 21, 2007, we issued 11,810 shares of common stock to Scott Ahlberg, an employee of Reprints Desk and a director of the Company, as a discretionary bonus.  We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares.  Mr. Ahlberg took his shares for investment purposes without a view to distribution and had access to information concerning Derycz and our business prospects, as required by the Securities Act.  In addition, there was no general solicitation or advertising for the purchase of our shares.

ITEM 27.  EXHIBITS.

EXHIBIT INDEX

2.1	Share Exchange Agreement between Derycz and Reprints Desk dated November 13, 2006

3.1	Articles of Incorporation

3.2	Bylaws

4.1	Form of Warrant

5.1	Opinion of Richardson & Patel LLP

10.1	2007 Equity Compensation Plan

10.2	Lease agreement between Pools Press and JJ Properties

10.3	Peter Derycz employment agreement

10.4	Richard McKilligan employment agreement

10.5	Scott Ahlberg employment agreement

10.6	Janice Peterson employment agreement

10.7	Matt Sampson employment agreement

10.8	CapCas License Agreement

10.9	Dainippon Equipment Purchase Agreement

21.1	List of subsidiaries

23.1	Consent of Independent Registered Public Accounting Firm (Weinberg & Company, P.A.) for Derycz Scientific, Inc.

23.2	Consent of Independent Registered Public Accounting Firm (Weinberg & Company, P.A.) for Pools Press Inc.

24.1	Power of Attorney (included at Page II-5)

All exhibits are filed herewith.

ITEM 28. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”)
(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.
(2)
For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
(5)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(6)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, in Santa Rosa, California on December 28, 2007.
DERYCZ SCIENTIFIC, INC.

Date: December 28, 2007	By:	/s/ Peter Derycz
Peter Derycz
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Peter Derycz as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Peter Derycz Peter Derycz	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 28, 2007

/s/ Richard McKilligan Richard McKilligan	Chief Financial Officer, Secretary, General Counsel (Principal Accounting Officer)	December 28, 2007

/s/ Scott Ahlberg Scott Ahlberg	Head of Corporate Services, Director	December 28, 2007

/s/ Jan Peterson Jan Peterson	Head of Publisher Relations, Director	December 28, 2007